Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

OBSIDIAN THERAPEUTICS, INC.;

GALERA THERAPEUTICS, INC.;

GAZELLE PARENT, INC.;

ONYX MERGERSUB, INC.;

and

GAZELLE MERGER SUBSIDIARY, INC.;

Dated as of April 14, 2026

i

3.20	Transactions with Affiliates	54
3.21	No Financial Advisors	54
3.22	Privacy and Data Security	54
3.23	No Other Representations or Warranties	55

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GALERA		55

4.1	Due Organization; Subsidiaries	56
4.2	Organizational Documents	56
4.3	Authority; Binding Nature of Agreement	56
4.4	Vote Required	57
4.5	Non-Contravention; Consents	57
4.6	Capitalization	59
4.7	SEC Filings; Financial Statements	60
4.8	Absence of Changes	62
4.9	Absence of Undisclosed Liabilities	62
4.10	Title to Assets	62
4.11	Real Property; Leasehold	63
4.12	Intellectual Property	63
4.13	Agreements	67
4.14	Absence of Certain Agreements	69
4.15	Compliance; Permits; Restrictions	70
4.16	Legal Proceedings; Orders	72
4.17	Tax Matters	72
4.18	Employee and Labor Matters; Benefit Plans	74
4.19	Environmental Matters	76
4.20	Insurance	77
4.21	Transactions with Affiliates	77
4.22	No Financial Advisors	77
4.23	Valid Issuance; No Bad Actor	77
4.24	Privacy and Data Security	78
4.25	Concurrent PIPE Financing	78
4.26	No Other Representations or Warranties	79

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		79

5.1	Due Organization	79
5.2	Authority; Binding Nature of Agreement	79
5.3	No Vote of Parent Stockholders; Required Approval	80
5.4	Litigation	80
5.5	Absence of Certain Agreements	80
5.6	Stock Ownership	80
5.7	Brokers’ Fees	80
5.8	Parent Information	81

ARTICLE VI COVENANTS		81

6.1	Conduct of Obsidian’s Business	81
6.2	Conduct of Galera’s Business	84
6.3	Conduct of Parent’s Business	86
6.4	Access and Investigation	88
6.5	No Solicitation	88
6.6	Notification of Certain Matters	90
6.7	Galera Options	91
6.8	Reserved	91
6.9	Galera SPP	91
6.10	Concurrent PIPE Financing	91

ARTICLE VII ADDITIONAL AGREEMENTS		92

7.1	Registration Statement; Information Statement	92
7.2	Obsidian Stockholder Approval.	94
7.3	Galera Stockholder Approval.	95
7.4	Efforts; Regulatory Approvals; Transaction Litigation	98
7.5	Disclosures	99
7.6	Indemnification of Officers and Directors	99
7.7	Tax Matters	101
7.8	Listing	101
7.9	Legends	102
7.10	Officers and Directors	102
7.11	Termination of Certain Agreements and Rights	103
7.12	Section 16 Matters	103
7.13	Allocation Certificate	103
7.14	Galera Organizational Documents	104
7.15	Obligations of Merger Subs	104
7.16	Takeover Statutes	104
7.17	Parent Equity Plans	105
7.18	Galera 401(k) Plan	105

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		105

8.1	Conditions Precedent to Obligations of Each Party	105
8.2	Conditions Precedent to Obligations of Obsidian	106
8.3	Conditions Precedent to Obligations of Galera, Parent, Obsidian Merger Sub and Galera Merger Sub	107
8.4	Frustration of Closing Conditions	108

ARTICLE IX CLOSING DELIVERIES		108

9.1	Closing Deliveries of Obsidian	108
9.2	Closing Deliveries of Galera	109

ARTICLE X TERMINATION		109

10.1	Termination	109
10.2	Effect of Termination	112
10.3	Expenses; Termination Fees	112

ARTICLE XI GENERAL PROVISIONS		113

11.1	Non-Survival of Representations and Warranties	113
11.2	Amendment	113
11.3	Waiver	114
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	114
11.5	Applicable Law; Jurisdiction	114
11.6	Assignability	115
11.7	Notices	115
11.8	Cooperation	116
11.9	Severability	116
11.10	Other Remedies; Specific Performance	116
11.11	No Third-Party Beneficiaries	116

EXHIBITS

Exhibit A	Form of Galera Stockholder Support Agreement

Exhibit B	Form of Obsidian Stockholder Support Agreement

Exhibit C	Form of Obsidian Lock-Up Agreement

Exhibit D	Form of Obsidian Stockholder Written Consent

Exhibit E	Form of Galera Stockholder Written Consent

Exhibit F	Form of Securities Purchase Agreement

Exhibit G	CVR Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 14, 2026, by and among OBSIDIAN THERAPEUTICS, INC., a Delaware corporation (“Obsidian”), GALERA THERAPEUTICS, INC., a Delaware corporation (“Galera”), GAZELLE PARENT, INC., a Delaware corporation (“Parent”), ONYX MERGERSUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Obsidian Merger Sub”), and GAZELLE MERGER SUBSIDIARY, INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Galera Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A. WHEREAS, Obsidian and Galera intend to effect a strategic combination of their businesses in accordance with this Agreement and Delaware Law;

B. WHEREAS, on April 10, 2026, Galera formed Parent and each of Obsidian and Galera have determined that from and after the Galera Effective Time on the Closing Date, Parent shall act as the parent company for their combined businesses;

C. WHEREAS, Obsidian and Parent intend, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, to effect a merger of Obsidian Merger Sub with and into Obsidian (the “Obsidian Merger”). Upon consummation of the Obsidian Merger, Obsidian Merger Sub will cease to exist, and Obsidian will become a direct wholly owned Subsidiary of Parent;

D. WHEREAS, Galera and Parent intend, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, to effect a merger of Galera Merger Sub with and into Galera (the “Galera Merger” and together with the Obsidian Merger, the “Mergers”) as soon as reasonably practicable following the Obsidian Effective Time. Upon consummation of the Galera Merger, Galera Merger Sub will cease to exist, and Galera will become a direct wholly owned Subsidiary of Parent;

E. WHEREAS, the board of directors of Obsidian (the “Obsidian Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Obsidian and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and the other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Obsidian vote to approve Obsidian Merger;

F. WHEREAS, the board of directors of Galera (the “Galera Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Galera and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and the other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Galera vote to approve the Galera Merger (the “Galera Stockholder Matters”);

G. WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of Obsidian and Galera pursuant to the terms of this Agreement (the “Stock Issuance”), and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to (a) approve the Stock Issuance and (b) adopt this Agreement and thereby approve the Contemplated Transactions;

H. WHEREAS, the board of directors of Obsidian Merger Sub (the “Obsidian Merger Sub Board”) and the board of directors of Galera Merger Sub (the “Galera Merger Sub Board”) has each (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of its sole stockholder and Obsidian Merger Sub and Galera Merger Sub, respectively, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Obsidian Merger Sub and Galera Merger Sub, respectively, adopt this Agreement and thereby approve the Contemplated Transactions;

I. WHEREAS, the sole stockholder of each of Parent, Obsidian Merger Sub and Galera Merger Sub has determined that the Contemplated Transactions, and in the case of Parent, the Stock Issuance, are in the best interest of Parent, Obsidian Merger Sub, and Galera Merger Sub respectively, and each of their respective stockholders, has approved this Agreement and the Contemplated Transactions, and in the case of Parent, the Stock Issuance;

J. WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Obsidian’s willingness to enter into this Agreement, the stockholders, officers and directors of Galera set forth on Section A of the Galera Disclosure Schedule (solely in their capacity as stockholders of Galera) are executing support agreements in favor of Obsidian in substantially the form attached hereto as Exhibit A (the “Galera Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Galera Common Stock in favor of (a) this Agreement and (b) the Annual Meeting Galera Stockholder Vote;

K. WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Galera’s willingness to enter into this Agreement, the officers, directors and stockholders (together with their Affiliates) of Obsidian set forth on Section A of the Obsidian Disclosure Schedule (solely in their capacity as stockholders of Obsidian) are executing support agreements in favor of Galera in substantially the form attached hereto as Exhibit B (the “Obsidian Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Obsidian Capital Stock in favor of this Agreement;

L. WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Galera’s willingness to enter into this Agreement, the officers and directors of Obsidian set forth on Section C of the Obsidian Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Obsidian Lock-Up Agreements”);

M. WHEREAS, it is expected that promptly after the Registration Statement is declared effective under the Securities Act, the stockholders of Obsidian sufficient to adopt and approve this Agreement and the Mergers as required under Delaware Law and Obsidian’s Organizational Documents will execute and deliver an action by written consent in order to obtain the Required Obsidian Stockholder Approval in substantially the form attached hereto as Exhibit D (each, a “Obsidian Stockholder Written Consent” and collectively, the “Obsidian Stockholder Written Consents”);

N. WHEREAS, it is expected that, prior to the consummation of the Contemplated Transactions, the Galera stockholders shall be requested to approve an amendment to Galera’s Organizational Documents permitting its stockholders to act by written consent, and, if such approval is granted (the “Annual Meeting Galera Stockholder Vote”), promptly after the Registration Statement is declared effective under the Securities Act, the stockholders of Galera sufficient to adopt and approve this Agreement and the Mergers as required under Delaware Law and Galera’s Organizational Documents will, subject to receipt of stockholder approval, execute and deliver an action by written consent in order to obtain the Required Galera Stockholder Approval in substantially the form attached hereto as Exhibit E (each, a “Galera Stockholder Written Consent” and collectively, the “Galera Stockholder Written Consents”);

O. WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement by and among Galera, Parent and the Persons named therein (representing an aggregate commitment no less than the Concurrent PIPE Financing Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Galera Series C Preferred Stock set forth therein immediately prior to the Galera Effective Time in connection with the Concurrent PIPE Financing in substantially the form attached hereto as Exhibit F (the “Securities Purchase Agreement”); and

P. WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Mergers will qualify as (i) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, with respect to which each of Obsidian, Obsidian Merger Sub, Galera, Galera Merger Sub and Parent are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) or (ii) a tax-deferred exchange governed by Section 351(a) of the Code (the “Intended Tax Treatment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1 Definitions.

For purposes of this Agreement (including this Section 1.1):

“2026 Equity Incentive Plan” shall mean an equity incentive plan of Parent in form and substance as agreed to by Obsidian and Galera (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Parent Common Stock to be mutually agreed upon by Obsidian and Galera (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2026 ESPP” shall mean an “employee stock purchase plan” of Parent in form and substance as agreed to by Obsidian and Galera (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Parent Common Stock to be mutually agreed upon to by Obsidian and Galera (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2026 Plans” shall mean both the 2026 ESPP and the 2026 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Obsidian, on the one hand, or Galera, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the Concurrent PIPE Financing, a Permitted Galera Bridge Financing or a Permitted Obsidian Bridge Financing.

“Acquisition Proposal” means, with respect to any party hereto, any proposal or offer from any Person (other than the other party or any of its Representatives) providing for an Acquisition Transaction (in each case other than in connection with a Permitted Galera Bridge Financing, a Permitted Obsidian Bridge Financing, the Concurrent PIPE Financing, or the exercise or repurchase of existing equity interests).

“Acquisition Transaction” means any transaction or series of related transactions involving (other than, as applicable, conversion of the Galera Series B Preferred Stock and the Concurrent PIPE Financing):

(i)

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (iii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(ii)

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (i) cash and cash equivalents and (ii) marketable securities, in each case determined in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Concurrent PIPE Financing” means the issuance and sale of shares of Galera Series C Preferred Stock in a private placement to be consummated immediately prior to the Galera Effective Time pursuant to the Securities Purchase Agreement.

“Concurrent PIPE Financing Amount” means $350,000,000; provided, however, that if any Permitted Obsidian Bridge Financing is consummated prior to the Closing, the Concurrent PIPE Financing Amount shall be reduced, on a dollar-for-dollar basis, by the aggregate principal amount of all Permitted Obsidian Bridge Financing Agreements as of immediately prior to the Galera Effective Time (the “Aggregate Obsidian Bridge Amount”).

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of March 6, 2026, by and between Obsidian and Galera.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Mergers and the other transactions contemplated by this Agreement, including the CVR Agreement and the Concurrent PIPE Financing.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) any other plan, program, policy, agreement or arrangement providing for stock options, stock purchases, restricted stock, restricted stock units, phantom equity, other equity or equity-based incentives, bonuses, commissions, severance, retention, deferred compensation, change in control, transaction, supplemental income, vacation, retirement, pension, profit-sharing, post-retirement health and welfare, disability, fringe benefit, sick, vacation or paid time-off, life insurance, perquisites, medical, dental, vision, employee assistance, health savings accounts, flexible spending accounts, Section 125 “cafeteria”, or similar benefits; and (iii) all other plans, programs, policies, agreements or arrangements (whether written or unwritten) providing compensation or benefits to any current or former employee, officer, director, individual independent contractor and other non-employee service provider.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity, part of the same “controlled group” as such Entity or under common control with such Entity under Sections 414(b),(c),(m) or (o) of the Code or 4001(b)(1) of ERISA, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Galera Associate” means any current or former employee, officer, director, independent contractor or other non-employee service provider of Galera or any of its Subsidiaries.

“Galera Balance Sheet” means the audited balance sheet of Galera for the years ended December 31, 2024 and December 31, 2025.

“Galera Capitalization Representations” means the representations and warranties of Galera set forth in Sections 4.6(a) and 4.6(d).

“Galera Contract” means any Contract: (i) to which Galera is a party, (ii) by which Galera or any Galera IP Rights or any other asset of Galera is or may become bound or under which Galera has, or may become subject to, any obligation or (iii) under which Galera has or may acquire any right or interest.

“Galera Covered Person” means, with respect to Galera as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Galera Employee Plan” means any Employee Plan that Galera or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to (including on account of an ERISA Affiliate), or (v) utilizes to provide benefits to or otherwise cover any Galera Associate.

“Galera Equity Plans” means the Galera 2012 Equity Incentive Plan, as amended from time to time and the Galera 2019 Incentive Award Plan, as amended from time to time.

“Galera ESPP” means the Galera 2019 Employee Stock Purchase Plan, as amended from time to time.

“Galera Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (i) the number of Galera Merger Shares by (ii) the number of Galera Outstanding Shares.

“Galera Exchangeable Warrants” means those certain warrants to purchase stock, dated as of February 17, 2023, by and between Galera and the holders party thereto.

“Galera Fundamental Representations” means the representations and warranties of Galera set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4, 4.17 and 4.22.

“Galera IP Rights” means all Intellectual Property rights that are (i) owned or purported to be owned, whether wholly or jointly with others, or controlled by Galera or any of its Subsidiaries (“Galera Owned IP Rights”), or (ii) licensed or sublicensed to Galera or any of its Subsidiaries (“Galera Licensed IP Rights”).

“Galera IP Rights Agreement” means any Contract governing, related or pertaining to any Galera IP Rights other than any confidential information provided under confidentiality agreements.

“Galera ITM Option” means each Galera Option that is outstanding as of immediately prior to the Galera Effective Time with a per share exercise price less than the closing trading price of a share of Galera Common Stock on the last full trading day on which the Galera Common Stock is traded prior to the date on which the Galera Effective Time occurs.

“Galera Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Galera Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Galera or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Galera Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 1.1(a), Section 6.4, or Section 6.5), (ii) the taking of any action, or the failure to take any action, by Galera that is expressly required under the terms of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in, or any compliance with, GAAP or applicable Law or the interpretation thereof (provided that, this clause (iv) does not exclude any Effect resulting from any underlying noncompliance with GAAP or applicable Law), (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Galera and its Subsidiaries operate, (vi) any change in the stock price or trading volume of Galera Common Stock, (vii) any change in the cash position of Galera and its Subsidiaries which results from operations in the Ordinary Course of Business, or (viii) any failure of Galera to meet any projections, business plans or forecasts (provided that, this clause (x) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Galera Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Galera Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Galera and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Galera and its Subsidiaries operate.

“Galera Net Cash” means without duplication, and in the case of any deductions, to the extent unpaid by Galera or any of its Subsidiaries immediately prior to the Galera Effective Time, (i) Galera’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Galera Balance Sheet, plus (ii) any receivables paid or payable with respect to the period ending immediately prior to the Galera Effective Time; minus (iii) fees and expenses of Galera incurred in connection with the Mergers and the CVR Agreement, including for the avoidance of doubt, Transaction Expenses of Galera to the extent unpaid as of the Closing, minus (iv) any and all Liabilities of Galera (A) to any Galera Associate for change in control or transaction bonuses, retention bonuses, severance or similar compensatory payments or benefits that are due and payable as a result of the completion of the Contemplated Transactions (in each case, including the employer portion of any payroll or similar Taxes payable with respect thereto), (B) with respect to defined contribution Liabilities post-retirement health and welfare benefit, accrued but unpaid bonuses, severance and vacation or paid time off (in each case, including the employer portion of any payroll or similar Taxes payable with respect thereto), (C) with respect to accounts payable, accruals and other current liabilities, (D) with respect to contractual commitments for future payments, whether absolute, contingent or otherwise, in connection with the termination of the Galera Real Estate Leases and (E) with respect to contractual commitments for future payments, whether absolute, contingent or otherwise, in connection with the termination of any Intellectual Property licensing agreements, less the amounts of any applicable deposits, plus (v) all prepaid expenses set forth on Section 1.1(a)(i) of the Galera Disclosure Schedule, minus (vi) the aggregate costs for obtaining the D&O tail insurance policy under Section 7.6(d), minus (vii) the mutually agreed estimated settlement amounts for any Transaction Litigation existing as of the Closing, provided that in no event shall such amounts to be deducted from “Galera Net Cash” exceed $500,000 in the aggregate, minus (viii) 50% of all fees and expenses incurred by Obsidian associated with the filing, printing and mailing of the Registration Statement and the Galera Information Statement, financial printer and EDGARization expenses associated with SEC filings relating to the Contemplated Transactions and other SEC filing and registration fees (excluding any fees and expenses of legal counsel, financial advisors and accountants), to the extent all such fees are paid by Obsidian, plus (ix) 50% of all fees and expenses incurred by Galera associated with the filing, printing and mailing of the Registration Statement and the Galera Information Statement and other EDGARization expenses associated with SEC filings relating to the Contemplated Transactions (excluding any fees and expenses of legal counsel, financial advisors and accountants), to the extent all such fees are paid by Galera, and plus (x) all Nasdaq fees associated with the Nasdaq Listing Application, to the extent all such fees are paid by Galera. For avoidance of doubt, (1) the Cash and Cash Equivalents received in the Concurrent PIPE Financing will be excluded from the calculation of Galera Net Cash, (2) (3) to the extent Galera has agreed that any amounts in the definition of Galera Net Cash shall be borne by a third party, including pursuant to existing Contractual arrangements, such amounts shall not be deducted from the calculation of Galera Net Cash, and (4) any Permitted Galera Bridge Financing shall not cause the Galera Net Cash to exceed $1,800,000.

“Galera Option” means each option to purchase shares of Galera Common Stock granted by Galera, including, without limitation, under the Galera Equity Plans, but, for the avoidance of doubt, excluding the Galera ESPP.

“Galera Outstanding Shares” means, subject to Section 2.6(i), the total number of shares of Galera Common Stock outstanding immediately prior to the Galera Effective Time expressed on a fully-diluted basis (after giving effect to the Galera Preferred Stock Conversion (subject to the proviso at the end of this definition) and the Galera Pre-Funded Warrant Exercise) and assuming, without limitation or duplication, (A) the issuance of shares of Galera Common Stock as a result of the next exercise of all Galera ITM Options immediately prior to the Galera Effective Time, (B) the issuance of shares of Galera Common Stock in respect of Galera Exchangeable Warrants that will be outstanding as of immediately prior to the Galera Effective Time and (C) the exclusion of shares of Galera Common Stock held by Galera as treasury stock or owned by Obsidian or any of its Subsidiaries or any Subsidiary of Galera immediately prior to the Galera Effective Time; provided, that such shares of Galera Common Stock shall be increased by the amount of shares of

Galera Common Stock issued or underlying any securities of Galera issued in any Permitted Galera Bridge Financing; provided, however, that any shares of Galera Common Stock issued as a result of the conversion of Galera Series C Preferred Stock issued in the Concurrent PIPE Financing will not be included for the purpose of calculating the number of Galera Outstanding Shares.

“Galera Pre-Funded Warrants” means those certain pre-funded common stock purchase warrants, by and between Galera and the holders party thereto.

“Galera Preferred Stock” means, collectively, the Galera Series A Preferred Stock, Galera Series B Preferred Stock and the Galera Series C Preferred Stock.

“Galera Registered IP” means all Galera IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Galera Reverse Stock Split” means, subject to the approval by the Galera stockholders of an amendment to the Organizational Documents of the Galera authorizing the same, a reverse stock split of Galera Common Stock with a split ratio between 1:75 and 1:125 (the “Galera Reverse Stock Split Proposal”) as may be effected by Galera upon a determination by the Galera Board no later than ten (10) calendar days following the Annual Meeting of the Stockholders of Galera; provided, that, if Galera submits the Galera Reverse Stock Split Proposal at a Galera Stockholder Meeting in accordance to Section 7.14, such reverse stock split shall be effected no later than ten (10) calendar days following the Galera Stockholder Meeting.

“Galera Series A Preferred Stock” means Galera’s junior participating preferred stock, par value $0.001 per share, with the rights, preferences, powers and privileges thereof specified in the Galera Organizational Documents.

“Galera Series B Preferred Stock” means Galera’s non-voting convertible preferred stock, par value $0.001 per share, with the rights, preferences, powers and privileges specified in the Galera Organizational Documents.

“Galera Series C Preferred Stock” means Galera’s non-voting convertible preferred stock, par value $0.001 per share, to be issued to the purchasers in the Concurrent PIPE Financing, with the rights, preferences, powers and privileges thereof to be specified in certificate of designation of preferences, rights and limitations to be filed with the Secretary of State of the State of Delaware in accordance with Delaware Law.

“Galera Terminable Warrants” means those certain warrants to purchase common stock, dated as of May 11, 2020, by and between Galera and the holders party thereto.

“Galera Triggering Event” shall be deemed to have occurred if: (i) Galera shall have failed to include in the Galera Information Statement the Galera Board Recommendation, (ii) the Galera Board or any committee thereof shall have made a Galera Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal (other than with Obsidian), (iii) Galera shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.5) or (iv) the Galera Board or any committee thereof shall have failed to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof.

“Galera Warrants” means, collectively, the Galera Exchangeable Warrants, the Galera Pre-Funded Warrants and the Galera Terminable Warrants.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government or institution, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means any and all intellectual property and similar proprietary rights of any kind or nature, whether protected, created or arising under any Law, throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign and international patents, patent applications, including all provisional applications, non-provisional applications, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (iii) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (iv) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (v) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law), know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, (vi) registrations, applications, extensions, restorations and renewals of any of the foregoing in any jurisdiction, (vii) all United States and foreign rights arising under or associated with any of the foregoing, (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world and (ix) all other rights similar or pertaining to, or tangible embodiments of, any of the foregoing in any country worldwide.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to any Person, (i) an executive officer of such Person; and (ii) any employee of such Person, that reports directly to the chief executive officer of such Person.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Shares” means the sum determined by adding (i) the Obsidian Merger Shares plus (ii) the Galera Merger Shares, plus the Concurrent PIPE Financing Merger Shares, in which:

(i)	“Aggregate Valuation” means the sum of (A) the Obsidian Equity Value, plus (B) the Galera Valuation, plus (C) the Concurrent PIPE Financing Proceeds.

(ii)	“Concurrent PIPE Financing Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Concurrent PIPE Financing Proceeds by (ii) the Aggregate Valuation.

(iii)	“Concurrent PIPE Financing Merger Shares” means, the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Concurrent PIPE Financing Allocation Percentage.

(iv)

“Concurrent PIPE Financing Proceeds” means the proceeds resulting from the Concurrent PIPE Financing, provided, however, that such proceeds shall be reduced on a dollar-for-dollar basis to the extent actually paid in any Permitted Obsidian Bridge Financing.

(v)	“Galera Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Galera Valuation by (B) the Aggregate Valuation.

(vi)	“Galera Equity Value” means $13,800,000.

(vii)	“Galera Merger Shares” the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Galera Allocation Percentage.

(viii)	“Galera Target Net Cash” means $1,800,000.

(ix)

“Galera Valuation” means the Galera Equity Value; provided, that if the Final Galera Net Cash is above or below the Galera Target Net Cash, then the Galera Valuation will be adjusted (up or down, as applicable) on a dollar-for-dollar basis by the difference of (i) the Final Galera Net Cash and (ii) the Galera Target Net Cash; provided, further, that in no event shall any Permitted Galera Bridge Financing cause the Final Galera Net Cash to be greater than $1,800,000.

(x)	“Obsidian Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Obsidian Equity Value by (B) the Aggregate Valuation.

(xi)	“Obsidian Equity Value” means $413,500,000.

(xii)	“Obsidian Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Obsidian Allocation Percentage.

(xiii)

“Post-Closing Parent Shares” mean the total number of shares of Parent Common Stock outstanding immediately after the Obsidian Effective Time and the Galera Effective Time expressed on a fully-diluted basis, subject to the assumptions set forth on Section 1.1(a)(ii) of the Obsidian Disclosure Schedule.

For the avoidance of doubt, the Concurrent PIPE Financing Proceeds shall not be included in the calculation or determination of the Galera Valuation or any component thereof. Set forth on Section 1.1(a)(ii) on the Obsidian Disclosure Schedule is an illustrative example of the calculation of the Merger Shares.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” as described in Section 413(c) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market, which, for the avoidance of doubt, does not include the OTC Market Group, Inc.

“Obsidian Associate” means any current or former employee, officer, director, independent contractor or other non-employee service provider of Obsidian or any of its Subsidiaries.

“Obsidian Balance Sheet” means the audited balance sheet of Obsidian for the years ended December 31, 2024 and December 31, 2025.

“Obsidian Capital Stock” means Obsidian Common Stock and Obsidian Preferred Stock.

“Obsidian Capitalization Representations” means the representations and warranties of Obsidian set forth in Sections 3.6(a) and 3.6(d).

“Obsidian Common Stock” means the common stock, $0.0001 par value per share, of Obsidian.

“Obsidian Contract” means any Contract: (i) to which Obsidian or any of its Subsidiaries is a Party, (ii) by which Obsidian or any of its Subsidiaries, or any Obsidian IP Rights or any other asset of Obsidian, is or may become bound or under which Obsidian or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Obsidian or any of its Subsidiaries has or may acquire any right or interest.

“Obsidian Convertible Notes” means any cash convertible notes as may be issued in connection with the Permitted Obsidian Bridge Financing.

“Obsidian Employee Plan” means any Employee Plan that Obsidian or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to (including on account of an ERISA Affiliate), or (v) utilizes to provide benefits to or otherwise cover any Obsidian Associate (or their spouses, dependents, or beneficiaries).

“Obsidian Equity Plan” means the Obsidian 2016 Stock Option Plan and Grant Plan, as amended from time to time.

“Obsidian Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (i) the number of Obsidian Merger Shares by (ii) the number of Obsidian Outstanding Shares.

“Obsidian Fundamental Representations” means the representations and warranties of Obsidian set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4, 3.16 and 3.20.

“Obsidian IP Rights” means all Intellectual Property rights that are (i) owned or purported to be owned, whether wholly or jointly with others, or controlled by Obsidian or any of its Subsidiaries (“Obsidian Owned IP Rights”), or (ii) licensed or sublicensed by Obsidian or any of its Subsidiaries (“Obsidian Licensed IP Rights”).

“Obsidian IP Rights Agreement” means any Contract governing, related to or pertaining to any Obsidian IP Rights other than any confidential information provided under confidentiality agreements.

“Obsidian Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of an Obsidian Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Obsidian or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been an Obsidian Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto, (ii) the taking of any action, or the failure to take any action, by Obsidian that is expressly required to be taken or not taken under the terms and conditions of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in, or any compliance with GAAP or applicable Law or the interpretation thereof (provided that, this clause (iv) does not exclude any Effect resulting from any underlying noncompliance with GAAP or applicable Law), (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Obsidian and its Subsidiaries operate or any changes in the conditions thereof, (vi) any change in the cash position of Obsidian and its Subsidiaries which results from operations in the Ordinary Course of Business, or (vii) any failure of Obsidian to meet any projections, business plans or forecasts (provided that, this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in an Obsidian Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Obsidian Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Obsidian and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Obsidian and its Subsidiaries operate.

“Obsidian Option” means each option to purchase shares of Obsidian Common Stock granted by Obsidian including, without limitation, under the Obsidian Equity Plan.

“Obsidian Outstanding Shares” means, the total number of shares of Obsidian Common Stock outstanding immediately prior to the Obsidian Effective Time (after giving effect to the Obsidian Preferred Stock Conversion and the conversion of the Obsidian Convertible Notes) expressed on a fully-diluted and as-converted to Obsidian Common Stock on a “treasury method” basis and assuming, without limitation or duplication, the issuance of all shares of Obsidian Common Stock that would be issued assuming the acceleration and exercise and conversion of all Obsidian Options outstanding as of immediately prior to the Obsidian Effective Time (including shares of Obsidian Common Stock underlying Obsidian Options that will not be accelerated or exercised immediately prior to the Obsidian Effective Time) and the issuance of shares of Obsidian Common Stock that would be issued assuming the exercise of the PacWest Warrant of immediately prior to the Obsidian Effective Time; provided, that such shares of Obsidian Common Stock shall be increased by the amount of shares of Obsidian Common Stock underlying any Obsidian Convertible Notes issued in any Permitted Obsidian Bridge Financing.

“Obsidian Preferred Stock” means, collectively, the Obsidian Series A-1 Preferred Stock, Obsidian Series A-2 Preferred Stock, Obsidian Series A-3 Preferred Stock, Obsidian Series B Preferred Stock and Obsidian Series C Preferred Stock.

“Obsidian Registered IP” means all Obsidian IP Rights that are registered, filed, issued or otherwise granted under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Obsidian Series A-1 Preferred Stock” means the preferred stock, $0.0001 par value per share, of Obsidian, designated as Series A-1 Preferred Stock.

“Obsidian Series A-2 Preferred Stock” means the preferred stock, $0.0001 par value per share, of Obsidian, designated as Series A-2 Preferred Stock.

“Obsidian Series A-3 Preferred Stock” means the preferred stock, $0.0001 par value per share, of Obsidian, designated as Series A-3 Preferred Stock.

“Obsidian Series B Preferred Stock” means the preferred stock, $0.0001 par value per share, of Obsidian, designated as Series B Preferred Stock.

“Obsidian Series C Preferred Stock” means the preferred stock, $0.0001 par value per share, of Obsidian, designated as Series C Preferred Stock.

“Obsidian Triggering Event” shall be deemed to have occurred if: (i) Obsidian Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal or (ii) Obsidian shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of Obsidian and Galera, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association, formation, incorporation or organization or limited partnership, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Party” or “Parties” means Obsidian, Obsidian Merger Sub, Galera, Galera Merger Sub and Parent.

“Permitted Galera Bridge Financing” means a financing of an amount of up to $1,800,000 to fund Galera’s operations during the Pre-Closing Period.

“Permitted Galera Bridge Financing Agreement” means a Contract executed by Galera pursuant to which the counterparty has agreed to provide financing to Galera during the Pre-Closing Period to provide for the Permitted Galera Bridge Financing.

“Permitted Obsidian Bridge Financing” means a financing to fund Obsidian’s operations during the Pre-Closing Period to be provided by Obsidian’s stockholders.

“Permitted Obsidian Bridge Financing Agreement” means a Contract executed by Obsidian pursuant to which the counterparty has agreed to purchase for cash convertible notes during the Pre-Closing Period to provide for the Permitted Obsidian Bridge Financing.

“Permitted Encumbrance” means (i) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Obsidian Balance Sheet or the Galera Balance Sheet, as applicable, in accordance with GAAP, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Obsidian or Galera, as applicable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies,(vi) liens arising under applicable securities Law, and (vii) non-exclusive licenses of Intellectual Property granted by Galera or Obsidian, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means (i) data and information concerning an identifiable natural person, or (ii) any information that is regulated or protected by one or more Privacy Laws.

“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Stockholders” means the Galera stockholders party to the Galera Stockholder Support Agreements.

“Subsidiary” means, with respect to a Person, an Entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (ii) is on terms and conditions that the Obsidian Board or the Galera Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms and any termination or break-up fees and conditions to consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Obsidian’s stockholders or Galera’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means (i) any U.S. federal, state or local or non-U.S. tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, imputed underpayment amount, payroll tax, customs duty, escheat, unclaimed property, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to Galera, the aggregate amount (without duplication) of all costs, fees, Taxes and expenses incurred by Galera and its Subsidiaries, or for which Galera and any of its Subsidiaries are or may become liable in connection with the Mergers and the CVR Agreement and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Mergers and the CVR Agreement, including (i) any fees and expenses of legal counsel, accountants, payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Galera; (ii) the CVR Fees (to the extent actually accrued as of the Galera Effective Time); and (iii) any Taxes actually incurred by Galera with respect to the payment of any other item listed in this definition of Transaction Expenses; provided, however, that Transaction Expenses shall specifically exclude (A) any fees and expenses in respect of the Concurrent PIPE Financing, and (B) all Nasdaq fees associated with the Nasdaq Listing Application, in each case of clauses (A) and (B) which shall be payable Obsidian and its Subsidiaries.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar law.

(i)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	2.11(e)
Agreement	Preamble
Allocation Certificate	7.13
Annual Meeting Galera Stockholder Vote	Recitals
Anticipated Closing Date	2.11(a)
Assumed Obsidian Option	2.5(g)
Cash Determination Time	2.11(a)
Capitalization Date	4.6(a)
Closing	2.3
Closing Date	2.3
Code	Recitals
Costs	7.6(a)
Current Offering Period	6.9
CVR	2.6(i)
CVR Agreement	2.6(i)
D&O Indemnified Parties	7.6(a)
D&O tail policy	7.6(d)
Delivery Date	2.11(a)
Dispute Notice	2.11(b)

Term	Section
Disqualifying Event	4.23
Dissenting Shares	2.14
Drug Regulatory Agency	3.14(a)
Exchange Agent	2.9(a)
FDA	3.14(a)
FDCA	3.14(a)
Final Galera Net Cash	2.11(c)
Form S-4	7.1(a)
Galera	Preamble
Galera 401(k) Plan	7.18
Galera Authorized Common Stock Increase	4.6(a)
Galera Board	Recitals
Galera Board Adverse Recommendation Change	7.3(b)
Galera Board Recommendation	7.3(b)
Galera Certificate of Merger	2.2
Galera Certifications	4.7(a)
Galera Closing Certificate	8.2(d)
Galera Common Stock	4.6(a)
Galera Contingent Worker	4.18(b)
Galera Disclosure Schedule	Article IV
Galera Effective Time	2.2
Galera Information Statement	7.1(a)
Galera Intervening Event	7.3(c)
Galera IT Systems	4.24(b)
Galera Material Contract	4.13(a)
Galera Merger	Recitals
Galera Merger Sub	Preamble
Galera Merger Sub Board	Recitals
Galera Merger Surviving Corporation	2.2
Galera Net Cash Calculation	2.11(a)
Galera Net Cash Schedule	2.11(a)
Galera Notice Period	7.3(c)
Galera Owned IP Rights	4.12(e)
Galera Permits	4.15(b)
Galera Pre-Funded Warrant Exercise	2.6(a)
Galera Preferred Stock Conversion	2.6(b)
Galera Privacy Policies	4.24(a)
Galera Product Candidates	4.15(d)
Galera Regulatory Permits	4.15(d)
Galera Real Estate Leases	4.11
Galera SEC Documents	4.7(a)
Galera Stockholder Matters	Recitals
Galera Stockholder Support Agreement	Recitals
Galera Stockholder Written Consents	Recitals
Galera Termination Fee	10.3(b)

Term	Section
Intended Tax Treatment	Recitals
Liability	3.9
Mergers	Recitals
Nasdaq Listing Application	7.8
Net Galera Option Shares	2.6(i)
Obsidian	Preamble
Obsidian Board	Recitals
Obsidian Board Adverse Recommendation Change	7.2(b)
Obsidian Board Recommendation	7.2(b)
Obsidian Certificate of Merger	2.1
Obsidian Closing Certificate	8.3(d)
Obsidian Contingent Worker	3.17(b)
Obsidian Disclosure Schedule	Article III
Obsidian Effective Time	2.1
Obsidian Financial Statements	3.7(a)
Obsidian Intervening Event	7.2(c)
Obsidian IT Systems	3.22(b)
Obsidian Lock-Up Agreements	Recitals
Obsidian Material Contract	3.13(a)
Obsidian Merger	Recitals
Obsidian Merger Sub	Preamble
Obsidian Merger Sub Board	Recitals
Obsidian Merger Surviving Corporation	2.1
Obsidian Notice Period	7.2(c)
Obsidian Owned IP Rights	3.12(e)
Obsidian Permits	3.14(b)
Obsidian Preferred Stock Conversion	2.5(a)
Obsidian Product Candidates	3.14(d)
Obsidian Real Estate Leases	3.11
Obsidian Regulatory Permits	3.14(d)
Obsidian Stockholder Support Agreement	Recitals
Obsidian Stockholder Written Consents	Recitals
Obsidian Termination Fee	10.3(b)
Ordinary Course Agreement	3.16(f)
Outside Date	10.1(b)
PacWest Warrant	2.5(h)
Parent	Preamble
Parent Board	Recitals
PCAOB	3.7(e)
PCAOB Auditor	3.7(e)
Permitted Alternative Agreement	10.1(j)
PHSA	3.14(a)
Pre-Closing Distribution	2.6(i)
Pre-Closing Period	6.1(a)
Registration Statement	7.1(a)

Term	Section
Required Galera Stockholder Approval	4.4
Required Obsidian Stockholder Approval	3.4
Response Date	2.11(b)
Rights Agent	2.6(h)
Securities Purchase Agreement	Recitals
Stock Issuance	Recitals
Termination Fee	10.3(b)
Transaction Litigation	7.4(c)
Transaction Litigation Party	7.4(c)
Transfer Taxes	7.7(a)
Warrant Holder	2.5(h)
Withholding Agent	2.13

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Obsidian Disclosure Schedule or the Galera Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III or Article IV respectively. The disclosures in any section or subsection of the Obsidian Disclosure Schedule or the Galera Disclosure Schedule shall qualify other sections and subsections in Article III or Article IV respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions. The inclusion of any information in the Obsidian Disclosure Schedule or Galera Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Obsidian Material Adverse Effect or Galera Material Adverse Effect, as the case may be, or is outside the Ordinary Course of Business.

ARTICLE II

THE MERGER

2.1 The Obsidian Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Parent and Obsidian shall cause Obsidian Merger Sub to be merged with and into Obsidian, whereupon the separate existence of Obsidian Merger Sub shall cease and Obsidian shall continue as the surviving corporation of the Obsidian Merger and as a wholly owned Subsidiary of Parent (the “Obsidian Merger Surviving Corporation”). Parent and Obsidian shall cause the Obsidian Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger, satisfying the applicable requirements of Delaware Law in a form mutually agreed by Parent and Obsidian (the “Obsidian Certificate of Merger”). The Obsidian Merger shall become effective at the time of the filing of such Obsidian Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Obsidian Certificate of Merger with the consent of Galera and Obsidian (the time as of which the Obsidian Merger becomes effective being referred to as the “Obsidian Effective Time”).

2.2 The Galera Merger. Immediately following the Obsidian Effective Time, upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, Parent and Galera shall cause Galera Merger Sub to be merged with and into Galera, whereupon the separate existence of Galera Merger Sub shall cease and Galera shall continue as the surviving corporation of the Galera Merger and as a wholly owned Subsidiary of Parent (the “Galera Merger Surviving Corporation”). Parent and Galera shall cause the Galera Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger, satisfying the applicable requirements of Delaware Law in a form mutually agreed by Galera and Obsidian (the “Galera Certificate of Merger”). The Galera Merger shall become effective at the time of the filing of such Galera Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Galera Certificate of Merger with the consent of Galera and Obsidian (the time as of which the Mergers becomes effective being referred to as the “Galera Effective Time”).

2.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the consummation of the Mergers (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, (a) no later than the second Business Day after all the conditions precedent set forth in Article VII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (b) at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.4 Organizational Documents; Directors and Officers.

(a) At the Obsidian Effective Time:

(i) the certificate of incorporation of the Obsidian Merger Surviving Corporation shall be amended and restated at or prior to the Obsidian Effective Time as set forth in an exhibit to the Obsidian Certificate of Merger, and as so amended and restated shall be the certificate of incorporation of the Obsidian Merger Surviving Corporation until thereafter amended as provided by Delaware Law;

(ii) the bylaws of the Obsidian Merger Surviving Corporation shall be amended and restated to be identical to the bylaws of Obsidian Merger Sub as in effect immediately prior to the Obsidian Effective Time (with the name of Obsidian Therapeutics Sub, Inc. as the Obsidian Merger Surviving Corporation’s name) until thereafter amended in accordance with Delaware Law and as provided in Obsidian Merger Surviving Corporation’s Organizational Documents; and

(iii) the directors and officers of Obsidian Merger Surviving Corporation, each to hold office in accordance with the provisions of Delaware Law and Obsidian Merger Surviving Corporation’s Organizational shall be as set forth in Section 7.10(c).

(b) At the Galera Effective Time:

(i) the certificate of incorporation of the Galera Merger Surviving Corporation shall be amended and restated as set forth in an exhibit to the Galera Certificate of Merger, and as so amended and restated shall be the certificate of incorporation of the Galera Merger Surviving Corporation until thereafter amended as provided by Delaware Law;

(ii) the bylaws of the Galera Merger Surviving Corporation shall be amended and restated to be identical to the bylaws of Galera Merger Sub as in effect immediately prior to the Galera Effective Time (with the name of Galera Therapeutics, Inc. as the Galera Merger Surviving Corporation’s name) until thereafter amended in accordance with Delaware Law and as provided in Galera Merger Surviving Corporation’s Organizational Documents;

(iii) the directors and officers of Galera Merger Surviving Corporation, each to hold office in accordance with the provisions of Delaware Law and Galera Merger Surviving Corporation’s Organizational shall be as set forth in Section 7.10(b); and

(iv) Parent shall file one or more amendments to its certificate of incorporation to change the name of Parent to Obsidian Therapeutics, Inc.

(c) Following the Galera Effective Time, Parent shall further take all actions reasonably necessary so that the certificate of incorporation of Parent shall remain in effect, until thereafter amended as provided by Delaware Law, provided, however, that at or prior to the Galera Effective Time, Parent shall file one or more amendments to its certificate of incorporation to make such other changes as are agreeable to Obsidian.

2.5 Conversion of Shares of Obsidian.

(a) Immediately prior to the Obsidian Effective Time, all issued and outstanding Obsidian Preferred Stock shall be converted into Obsidian Common Stock in accordance with, and pursuant to the terms and conditions of, the Organizational Documents of Obsidian (the “Obsidian Preferred Stock Conversion”).

(b) At the Obsidian Effective Time (after giving effect to Obsidian Preferred Stock Conversion), by virtue of the Obsidian Merger and without any further action on the part of Obsidian, Parent, Obsidian Merger Sub, or any stockholder of Obsidian, subject to Section 2.5(d), the Obsidian Common Stock outstanding immediately prior to the Obsidian Effective Time shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Obsidian Exchange Ratio.

(c) If any Obsidian Common Stock underlying any restricted stock award agreement or other similar agreement with Obsidian outstanding immediately prior to the Obsidian Effective Time is unvested or is subject to a repurchase option or a risk of forfeiture, then the shares of Parent Common Stock issued in exchange for such Obsidian Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture and other applicable terms and conditions, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. From and after the Closing, Parent shall be entitled to exercise any such repurchase option or other right set forth in any such restricted stock award agreement or other agreement without any further action by Obsidian, Parent, Obsidian Merger Sub or any holder of Obsidian Capital Stock.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Obsidian Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Parent Common Stock a holder of Obsidian Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share. Any remaining fractional share of Parent Common Stock will be rounded up to the nearest whole share.

(e) At the Obsidian Effective Time, by virtue of the Obsidian Merger and without any further action on the part of Obsidian, Parent, Obsidian Merger Sub, or any stockholder of Obsidian, each share of common stock, $0.001 par value per share, of Obsidian Merger Sub issued and outstanding immediately prior to the Obsidian Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Obsidian Merger Surviving Corporation. If applicable, each stock certificate of Obsidian Merger Sub evidencing ownership of any such shares shall, as of the Obsidian Effective Time, evidence ownership of such shares of common stock of the Obsidian Merger Surviving Corporation until presented for transfer or exchange.

(f) If, between the date of this Agreement and the Obsidian Effective Time, the outstanding Obsidian Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, Obsidian Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Obsidian Common Stock and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Obsidian or Parent to take any action with respect to Obsidian Common Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) At the Obsidian Effective Time, each Obsidian Option outstanding and unexercised immediately prior to the Obsidian Effective Time shall automatically without any further action on the part of Obsidian, Parent, Obsidian Merger Sub, or any holder of an Obsidian Option, be assumed and converted into an option (an “Assumed Obsidian Option”) to acquire, on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Obsidian Equity Plan and option agreement applicable to such Obsidian Option immediately prior to the Obsidian Effective Time, the number of shares of Parent Common Stock determined by multiplying the number of shares of Obsidian Common Stock subject to such Obsidian Option immediately prior to the Obsidian Effective Time by the Obsidian Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Obsidian Option immediately prior to the Obsidian Effective Time by the Obsidian Exchange Ratio, rounding up to the nearest whole cent; provided, that the conversion of the Obsidian Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Obsidian Options for purposes of Section 409A or Section 424 of the Code. As of the Obsidian Effective Time, Parent will assume the Obsidian Equity Plan; provided, further, that (i) the terms of the Assumed Obsidian Options shall be further amended as may be necessary to reflect such assumption and conversion of the Obsidian Options into Assumed Obsidian Options (such as by making any change in control or similar definition relate to Parent instead of Obsidian and having any provision that provides for the adjustment of Obsidian Options upon the occurrence of certain corporate events of Obsidian relate to similar corporate events of Parent instead); and (ii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Obsidian Board or any committee thereof with respect to each Assumed Obsidian Option.

(h) Prior to the Obsidian Effective Time, the Obsidian Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Obsidian Effective Time, pursuant to Section 3.2 of the Warrant to Purchase Stock (as assigned, the “PacWest Warrant”), dated as of May 25, 2018, between the Company and PacWest Bancorp (the “Warrant Holder”) (which provision requires Obsidian to provide the Warrant Holder with written notice of the Obsidian Merger not less than ten (10) days prior to the Closing), the unexercised portion of the PacWest Warrant shall be deemed to be automatically exercised pursuant to Section 1.6 of the PacWest Warrant immediately prior to the Effective Time without any action on the part of the Warrant Holder. From and after the Obsidian Effective Time, the PacWest Warrant shall terminate in full.

2.6 Conversion of Shares of Galera.

(a) Prior to the Galera Effective Time, the Galera Pre-Funded Warrants shall be exchanged for shares of Galera Common Stock in accordance with, and pursuant to the terms and conditions of, the Galera Pre-Funded Warrants (the “Galera Pre-Funded Warrant Exercise”).

(b) Immediately following the Obsidian Effective Time but immediately prior to the Galera Effective Time, all Galera Preferred Stock, including the shares of Galera Series C Preferred Stock issued in the Concurrent PIPE Financing, shall be converted into Galera Common Stock in accordance with, and pursuant to the terms and conditions of, the Organizational Documents of Galera (the “Galera Preferred Stock Conversion”).

(c) At the Galera Effective Time, by virtue of the Galera Merger and without any further action on the part of Galera, Parent, Galera Merger Sub, or any stockholder of Galera, subject to Section 2.6(f), each share of Galera Common Stock outstanding immediately prior to the Galera Effective Time shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Galera Exchange Ratio.

(d) At the Galera Effective Time, (i) each Galera Exchangeable Warrant that is outstanding and unexercised immediately prior to the Galera Effective Time, whether or not vested, shall remain outstanding in accordance with its terms (as in effect as of the date of this Agreement) and, without any further action from Galera or Parent, become a warrant to purchase shares of Parent Common Stock and (ii) to the extent unexercised as of immediately prior to the Galera Effective Time, the Galera Terminable Warrants that are outstanding and unexercised, whether or not vested, shall automatically be terminated in accordance with the terms (as in effect as of the date of this Agreement) of the warrant agreement by which such Galera Terminable Warrant is evidenced.

(e) If any Galera Common Stock outstanding immediately prior to the Galera Effective Time, respectively, is unvested or is subject to a repurchase option or a risk of forfeiture under any applicable restricted stock award agreement or other similar agreement with Galera, then the shares of Parent Common Stock issued in exchange for such Galera Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture and other applicable terms and conditions, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. Galera shall take all actions that may be necessary to ensure that, from and after the Galera Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock award agreement or other agreement.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Galera Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Parent Common Stock a holder of Galera Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share. Any remaining fractional share of Parent Common Stock will be rounded up to the nearest whole share.

(g) At the Galera Effective Time, by virtue of the Galera Merger and without any further action on the part of Galera, Parent, Galera Merger Sub, or any stockholder of Galera, each share of common stock, $0.001 par value per share, of Galera Merger Sub issued and outstanding immediately prior to the Galera Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Galera Merger Surviving Corporation. If applicable, each stock certificate of Galera Merger Sub evidencing ownership of any such shares shall, as of the Galera Effective Time, evidence ownership of such shares of common stock of the Galera Merger Surviving Corporation until presented for transfer or exchange.

(h) If, between the date of this Agreement and the Galera Effective Time, the outstanding Galera Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, Galera Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Galera Common Stock and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Galera or Parent to take any action with respect to Galera Common Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(i) Each outstanding Galera ITM Option immediately prior to the Galera Effective Time shall automatically without any further action on the part of Galera, Parent, Galera Merger Sub, or any holder of a Galera Option, become fully vested and be converted, at the Galera Effective Time, into a net exercised share of Parent Common Stock determined by (i) multiplying the number of shares of Galera Common Stock subject to such Galera Option immediately prior to the Galera Effective Time by the Galera Exchange Ratio, rounding down to the nearest whole number of shares, and (ii) reducing such number of shares of Parent Common Stock by the number of shares of Parent Common Stock with an aggregate value equal to the sum of (a) the total exercise price for such Galera Option (determined by dividing the per share exercise price of such Galera Option immediately prior to the Galera Effective Time by the Galera Exchange Ratio, rounding up to the nearest whole cent) plus (b) any required withholding taxes required to be paid by Galera with respect to such net exercise, and (c) dividing such sum of (a) and (b) by the per share price of Parent Common Stock as of the Effective Time (such net number of shares of Parent Common Stock the “Net Galera Option Shares”); provided, that the net exercise of the Galera Options will be made in a manner consistent with applicable Law. For the avoidance of doubt, such Net Galera Option Shares will be eligible to receive one CVR for each outstanding share pursuant to Section 2.7 below. Each outstanding Galera Option that is not an ITM Option immediately prior to the Galera Effective Time will be cancelled for no consideration.

2.7 Contingent Value Right. Prior to the Galera Effective Time but after the conversion of all Galera Series B Preferred Stock into Galera Common Stock, Galera shall declare a distribution (the “Pre-Closing Distribution”) to holders of Galera Common Stock of record the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Galera Common Stock held by such stockholder as of such date (less applicable withholding Taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit G, to be entered into between Parent, Obsidian and Equiniti Trust Company, LLC (or such other nationally recognized rights agent agreed to between Galera and Obsidian) (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to Galera and Obsidian (the “CVR Agreement”). The record date for the Pre-Closing Distribution shall be the close of business on the last Business Day prior to the day on which the Galera Effective Time occurs and the payment date for the Pre-Closing Distribution shall be three (3) Business Days after the Galera Effective Time; provided that the payment of such distribution may be conditioned upon the occurrence of the Galera Effective Time. In connection with the Pre-Closing Distribution, Galera shall cause the CVR Agreement to be duly authorized, executed and delivered by Galera and the Exchange Agent.

(a) The CVRs are solely contractual rights and shall not constitute equity or ownership interests in Parent, Galera, Obsidian or any of their respective Affiliates, and Parent, Galera and Obsidian shall cooperate, including by making changes to the CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or applicable state securities or “blue sky” Laws. Notwithstanding anything to the contrary herein or in the CVR Agreement, none of Parent, Galera, Obsidian or any of their respective Affiliates shall owe any fiduciary or other duties to any holder of CVRs, except to the extent expressly set forth in the CVR Agreement.

(b) Galera agrees to pay all costs and fees of the Rights Agent contemplated by this Section 2.7 (the “CVR Fees”).

2.8 Closing of Transfer Books.

(a) At the Obsidian Effective Time, (i) all Obsidian Common Stock outstanding immediately prior to the Obsidian Effective Time shall be treated in accordance with Section 2.5, and all holders of certificates representing Obsidian Common Stock that were outstanding immediately prior to the Obsidian Effective Time shall cease to have any rights as stockholders of Obsidian (other than the right to receive Obsidian Merger Shares) and (ii) the stock transfer books of Obsidian shall be closed with respect to all Obsidian Common Stock (including any Obsidian Common Stock underlying the PacWest Warrant and Obsidian Options) outstanding immediately prior to the Obsidian Effective Time. No further transfer of any such Obsidian Common Stock shall be made on such stock transfer books after the Obsidian Effective Time.

(b) At the Galera Effective Time: (i) all Galera Common Stock outstanding immediately prior to the Galera Effective Time shall be treated in accordance with Section 2.6, and all holders of certificates representing Galera Common Stock that were outstanding immediately prior to the Galera Effective Time shall cease to have any rights as stockholders of Galera (other than the right to receive Galera Merger Shares) and (ii) the stock transfer books of Galera shall be closed with respect to all Galera Common Stock (including any Galera Common Stock underlying Galera Warrants and Galera Options) outstanding immediately prior to the Galera Effective Time. No further transfer of any such Galera Common Stock shall be made on such stock transfer books after the Galera Effective Time.

2.9 Surrender of Obsidian Common Stock .

(a) On or prior to the Closing Date, Galera and Obsidian shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Mergers (the “Exchange Agent”). At the Obsidian Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.5 in exchange for Obsidian Common Stock.

(b) Promptly after the Obsidian Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Obsidian Common Stock that were converted into the right to receive Obsidian Merger Shares: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of Obsidian Common Stock in exchange for book-entry shares of Parent Common Stock. Upon execution and delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Obsidian Common Stock shall be entitled to receive in exchange therefor book-entry shares representing Obsidian Merger Shares (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Obsidian Effective Time shall be paid to the holder of any Obsidian Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Mergers until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of Obsidian Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Obsidian Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) No Party shall be liable to any former holder of any Obsidian Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.10 Surrender of Galera Common Stock.

(a) At the Galera Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.6 in exchange for Galera Common Stock.

(b) Promptly after the Galera Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Galera Common Stock that were converted into the right to receive Galera Merger Shares: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of Galera Common Stock in exchange for book-entry shares of Parent Common Stock. Upon execution and delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Galera Common Stock shall be entitled to receive in exchange therefor book-entry shares representing Galera Merger Shares (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.6.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Galera Effective Time shall be paid to the holder of any Galera Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Mergers until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of Galera Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Galera Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.10 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) No Party shall be liable to any former holder of any Galera Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.11 Calculation of Net Cash.

(a) Not less than ten (10) Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Galera and Obsidian (the “Anticipated Closing Date”), Galera will deliver to Obsidian a certificate that includes a schedule (the “Galera Net Cash Schedule”, and the date of delivery of the Galera Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Galera’s good faith, estimated calculation of Galera Net Cash (the “Galera Net Cash Calculation”) at the close on business of the Closing Date (the “Cash Determination Time”) prepared and signed by Galera’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Galera). Galera shall make available to Obsidian (electronically to the greatest extent possible), as reasonably requested by Obsidian, the work papers and back-up materials used or useful in preparing the Galera Net Cash Schedule and, if reasonably requested by Obsidian, Galera’s accountants and counsel at reasonable times and upon reasonable notice. The Galera Net Cash Calculation shall include Galera’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1 necessary to calculate Obsidian Merger Shares. Set forth on Section 2.11(a) of the Galera Disclosure Schedule is an illustrative example of Galera Net Cash calculation calculated on a hypothetical basis as of the date described therein. For the avoidance of doubt, in no event shall any Permitted Galera Bridge Financing cause the Final Galera Net Cash to be greater than $1,800,000.

(b) Within five (5) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Obsidian shall have the right to dispute any part of the Galera Net Cash Calculation by delivering a written notice to that effect to Galera (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Galera Net Cash Calculation.

(c) If, on or prior to the Response Date, (i) Obsidian notifies Galera in writing that it has no objections to the Galera Net Cash Calculation or (ii) if prior to 5:00 p.m. (New York City time) on the Response Date, Obsidian has failed to deliver a Dispute Notice as provided in Section 2.11(b), then the Galera Net Cash Calculation as set forth in the Galera Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Galera Net Cash at the Cash Determination Time (the “Final Galera Net Cash”) for purposes of this Agreement.

(d) If Obsidian delivers a Dispute Notice on or prior to 5:00 p.m. (New York City time) on the Response Date, then Representatives of Galera and Obsidian shall promptly, and in no event later than one calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Galera Net Cash, which agreed upon Galera Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Galera Net Cash for purposes of this Agreement.

(e) If Representatives of Galera and Obsidian are unable to negotiate an agreed-upon determination of Final Galera Net Cash pursuant to Section 2.11(d) within two (2) calendar days after delivery of the Dispute Notice (or such other period as Galera and Obsidian may mutually agree upon), then any remaining disagreements as to the calculation of Galera Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Galera and Obsidian (the “Accounting Firm”). Galera shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Galera Net Cash Schedule, and Galera and Obsidian shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. Galera and Obsidian shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Galera and Obsidian. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Galera Net Cash made by the Accounting Firm shall be made in writing delivered to each of Galera and Obsidian, shall be final and binding on Galera and Obsidian and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Galera Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.11(e). The fees and expenses of the Accounting Firm shall be allocated between Galera and Obsidian in the same proportion that the disputed amount of the Galera Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Galera Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Obsidian and any other fees, costs or expenses incurred by Obsidian following the Anticipated Closing Date in connection with the procedures set forth in this Section 2.11(e) shall be deducted from the final determination of the amount of Galera Net Cash. If this Section 2.11(e) applies as to the determination of the Final Galera Net Cash described in Section 2.11(a), upon resolution of the matter in accordance with this Section 2.11(e), the Parties shall not be required to determine Galera Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Galera and Obsidian may require a redetermination of the Final Galera Net Cash if the Closing Date is more than ten (10) calendar days after the Anticipated Closing Date.

2.12 Further Action.

(a) If, at any time after the Obsidian Effective Time, any further action is determined by the Obsidian Merger Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Obsidian Merger Surviving Corporation with full right, title and possession of and to all rights and property of Obsidian, then the officers and directors of the Obsidian Merger Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Obsidian, in the name of Obsidian Merger Sub, in the name of the Obsidian Merger Surviving Corporation and otherwise) to take such action.

(b) If, at any time after the Galera Effective Time, any further action is determined by the Galera Merger Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Galera Merger Surviving Corporation with full right, title and possession of and to all rights and property of Galera, then the officers and directors of the Galera Merger Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Galera, in the name of Galera Merger Sub, in the name of the Galera Merger Surviving Corporation and otherwise) to take such action.

2.13 Withholding. Each of the Exchange Agent, Parent, the Obsidian Merger Surviving Corporation and the Galera Merger Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided, however, that if a Withholding Agent determines that any payment in connection with the Contemplated Transactions is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 7.7(b), such Withholding Agent shall use reasonable best efforts to (i) provide notice to such recipient after such determination and (ii) cooperate with such recipient prior to the Closing to reduce or eliminate any such deduction and/or withholding. To the extent such amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.14 Appraisal Rights.Notwithstanding any provision of this Agreement to the contrary, shares of Galera Common Stock that are outstanding immediately prior to the Galera Effective Time (after giving effect to the Galera Preferred Stock Conversion) and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Galera Common Stock in accordance with Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration described in Section 2.5 or Section 2.6, respectively, attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Galera Common Stock held by them in accordance with Delaware Law, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Delaware Law. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Galera Common Stock under Delaware Law (whether occurring before, at or after the Galera Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Galera Effective Time, the right to receive the consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5 or Section 2.6, respectively. Galera shall give Parent prompt written notice of any demands by dissenting stockholders received thereby, withdrawals of such demands and any other instruments served thereupon and any material correspondence received thereby in connection with such demands, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Galera shall have the right to participate in such negotiations and proceedings. Neither Parent nor Galera shall, except with the other party’s prior written consent (which shall not be unreasonably withheld, conditioned ore delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Obsidian

Except as set forth in the written disclosure schedule delivered by Obsidian to Galera (the “Obsidian Disclosure Schedule”), Obsidian represents and warrants to Galera as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Obsidian and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. All of Obsidian’s Subsidiaries are directly or indirectly wholly-owned by Obsidian.

(b) Each of Obsidian and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Obsidian Material Adverse Effect.

(c) Except as set forth on Section 3.1(c) of the Obsidian Disclosure Schedule, Obsidian has no Subsidiaries and Obsidian does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Obsidian is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Obsidian has not agreed and is not obligated to make, nor is Obsidian bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Obsidian has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Obsidian has delivered to Galera accurate and complete copies of Obsidian’s and its Subsidiaries’ Organizational Documents. Neither Obsidian nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement.

(a) Each of Obsidian and its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Obsidian Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Obsidian and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend the Obsidian Board Recommendation to the stockholders of Obsidian as promptly as practicable after the forms thereof are mutually agreed to by Galera and Obsidian. This Agreement has been duly executed and delivered by Obsidian and assuming the due authorization, execution and delivery by Galera, constitutes the legal, valid and binding obligation of Obsidian, enforceable against Obsidian in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of at least (i) a majority of the then outstanding shares of Obsidian Common Stock outstanding on the record date for the Obsidian Stockholder Written Consent and (ii) a majority of the then outstanding shares of Obsidian Preferred Stock voting as a single class on an as-converted basis (together, the “Required Obsidian Stockholder Approval”), is the only vote of the holders of any class or series of Obsidian Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Obsidian Stockholder Approval and the filing of the Obsidian Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Obsidian, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Obsidian or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Obsidian or its Subsidiaries, or any of the assets owned or used by Obsidian or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Obsidian or its Subsidiaries or that otherwise relates to the business of Obsidian, or any of the assets owned, leased or used by Obsidian;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Obsidian Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Obsidian Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Obsidian Material Contract, (C) accelerate the maturity or performance of any Obsidian Material Contract or (D) cancel, terminate or modify any term of any Obsidian Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Obsidian or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 3.5 of the Obsidian Disclosure Schedule under any Obsidian Contract, (ii) the Required Obsidian Stockholder Approval, (iii) the filing of the Obsidian Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Obsidian nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Obsidian Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Obsidian consists of (i) 274,320,131 shares of Obsidian Common Stock of which 21,437,128 shares have been issued and are outstanding as of April 9, 2026, and (ii) 215,060,316 shares of Obsidian Preferred Stock of which (a) 32,222,339 shares have been designated Obsidian Series A-1 Preferred Stock of which 26,114,925 shares have been issued and are outstanding as of April 9, 2026, (b) 14,936,323 shares have been designated Obsidian Series A-2 Preferred Stock of which 14,936,323 shares have been issued and are outstanding as of April 9, 2026, (c) 6,146,592 shares have been designated Obsidian Series A-3 Preferred Stock of which 6,146,592 shares have been issued and are outstanding as of April 9, 2026, (d) 76,187,917 shares have been designated Obsidian Series B Preferred Stock of which

76,187,917 shares have been issued and are outstanding as of April 9, 2026 and (e) 84,567,145 shares have been designated Obsidian Series C Preferred Stock of which 84,567,145 shares have been issued and are outstanding as of April 9, 2026. As of April 9, 2026, there was one Warrant to Purchase Stock to purchase an aggregate of 22,124 shares of Obsidian Series A-1 Preferred Stock. Obsidian does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Obsidian Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Obsidian Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. All of the outstanding shares of Obsidian Common Stock are subject to a right of first refusal in favor of Obsidian. Except as contemplated herein, there is no Obsidian Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Obsidian Common Stock. Obsidian is not under any obligation, nor is Obsidian bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Obsidian Common Stock or other securities.

(c) Except for the Obsidian Equity Plan and the Obsidian Options granted thereunder, Obsidian does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the date of this Agreement, Obsidian has reserved 48,749,161 shares of Obsidian Common Stock for issuance under the Obsidian Equity Plan, of which 6,207,225 shares have been issued and are outstanding pursuant to the exercise of Obsidian Options, 39,255,362 shares are subject to outstanding Obsidian Options, and 3,286,574 shares remain available for future grant pursuant to the Obsidian Equity Plan. Section 3.6(c) of the Obsidian Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each outstanding Obsidian Option, including: (i) the name of the holder, (ii) the number of shares of Obsidian Common Stock subject to such Obsidian Option, (iii) the per share exercise price, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares, (vi) the expiration date, and (vii) whether the Obsidian Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Obsidian has made available to Galera accurate and complete copies of the following: (A) the standard form of agreement evidencing Obsidian Options; and (B) each agreement evidencing an Obsidian Option that does not conform in all material respects to the standard form agreement.

(d) Except as set forth on Section 3.6(c) of the Obsidian Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Obsidian, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Obsidian, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Obsidian is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Obsidian.

(e) All outstanding shares of Obsidian Common Stock, and other securities of Obsidian have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7 Financial Statements.

(a) Section 3.7(a) of the Obsidian Disclosure Schedule includes true, correct and complete copies of the Obsidian Balance Sheet and the related audited estimated statement of income, cash flow and changes in partners’ capital for the years ended December 31, 2024 and December 31, 2025 (the “Obsidian Financial Statements”).

(b) The Obsidian Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis unless otherwise noted therein throughout the periods indicated, (ii) fairly present, in all material respects, the financial position of Obsidian as of the respective dates thereof and the results of operations and cash flows of Obsidian for the periods covered thereby and (iii) when delivered by Obsidian for inclusion in the Registration Statement (as defined below) for filing with the SEC following the date of this Agreement in accordance with Section 7.1, shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. Other than as expressly disclosed in the Obsidian Financial Statements, there has been no material change in Obsidian’s accounting methods or principles that would be required to be disclosed in Obsidian’s financial statements in accordance with GAAP. The books of account and other financial records of Obsidian and each of its Subsidiaries are true and complete in all material respects.

(c) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Obsidian, the Obsidian Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls.

(d) Obsidian maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Obsidian maintains records that in reasonable detail accurately and fairly reflect Obsidian’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Obsidian Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Obsidian’s assets that could have a material effect on Obsidian’s financial statements. Obsidian has evaluated the effectiveness of Obsidian’s internal control over financial reporting and, to the extent required by applicable Law, presented its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such financial reporting based on such evaluation. Obsidian has disclosed to Obsidian’s auditors and the Audit Committee of the Obsidian Board (and made available to Galera a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Obsidian’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Obsidian or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Obsidian Financial Statements filed prior to the date hereof, Obsidian’s internal control over financial reporting is effective and Obsidian has not identified any material weaknesses in the design or operation of Obsidian’s internal control over financial reporting.

(e) Obsidian’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Obsidian, “independent” with respect to Obsidian within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Obsidian, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) thereunder (such firm, the “PCAOB Auditor”).

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Obsidian Disclosure Schedule, since January 1, 2026, Obsidian and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Obsidian Material Adverse Effect or (b) action, event or occurrence that would have required Consent of Galera pursuant to Section 6.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither Obsidian nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Obsidian Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Obsidian or its Subsidiaries since the date of the Obsidian Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Obsidian or any of its Subsidiaries under Obsidian Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Obsidian Disclosure Schedule.

3.10 Title to Assets. Each of Obsidian and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Obsidian Balance Sheet and (b) all other tangible assets reflected in the books and records of Obsidian as being owned by Obsidian. All of such assets are owned or, in the case of leased assets, leased by Obsidian or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Obsidian nor any of its Subsidiaries owns or has ever owned any real property. Obsidian has made available to Galera (a) an accurate and complete list of all real properties with respect to which Obsidian directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Obsidian or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Obsidian Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Obsidian Disclosure Schedule is an accurate, true and complete listing of all Obsidian Registered IP, including for each item (i) the record owner(s) (and name of any other Person with an ownership interest in such item of Obsidian Registered IP and the nature of such ownership interest, if any), jurisdiction, status, and registration or application number of each item, as applicable, (ii) all filing, registration, issuance and grant dates and (iii) any actions that are required to be taken within 180 days of the date hereof for any Obsidian Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Obsidian Registered IP. Section 3.12(a) of the Obsidian Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Obsidian or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar. All Obsidian Registered IP is subsisting and in full force and effect and, to Obsidian’s Knowledge, all Obsidian Registered IP (other than pending applications) is valid and enforceable. All fees due to, and all documents, powers and other filings required to be filed with, a Governmental Authority with respect to any such Obsidian Registered IP have been fully and timely paid and filed as necessary for the filing, prosecuting, obtaining grant of and maintaining such item of Obsidian Registered IP.

(b) Section 3.12(b) of the Obsidian Disclosure Schedule is a true, correct and complete listing of all Obsidian Contracts pursuant to which any Obsidian IP Rights are licensed to Obsidian (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Obsidian’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Obsidian or its Subsidiaries and their respective employees in Obsidian’s standard form thereof). To the Knowledge of Obsidian, each Obsidian Contract listed in Section 3.12(b) of the Obsidian Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Obsidian, its Subsidiaries and each other party thereto, and is enforceable against Obsidian, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Obsidian, neither Obsidian, its Subsidiaries, nor, to the Knowledge of Obsidian, any other party to any Obsidian Contract listed in Section 3.12(b) of the Obsidian Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Obsidian Contract listed in Section 3.12(b) of the Obsidian Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, an Obsidian Material Adverse Effect.

(c) Section 3.12(c) of the Obsidian Disclosure Schedule is a true, correct and complete listing of each Obsidian Contract pursuant to which any Person has been granted any license, sublicense, option or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Obsidian IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Obsidian IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Obsidian’s or its Subsidiaries’ benefit). To the Knowledge of Obsidian, each Obsidian Contract listed in Section 3.12(c) of the Obsidian Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Obsidian, its Subsidiaries and each other party thereto, and is enforceable against Obsidian, its Subsidiaries and each other party thereto in accordance with its terms. Neither Obsidian, its Subsidiaries nor, to the Knowledge of Obsidian, any other party to any Obsidian Contract listed in Section 3.12(c) of the Obsidian Disclosure Schedule has provided or received any written notice of breach under, or intention to terminate (including by non-renewal), any Obsidian Contract listed in Section 3.12(c) of the Obsidian Disclosure Schedule.

(d) Except as identified on Section 3.12(d) of the Obsidian Disclosure Schedule, neither Obsidian nor any of its Subsidiaries is bound by, and no Obsidian Owned IP Rights are subject to, and to the Knowledge of Obsidian, no Obsidian Licensed IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Obsidian or any of its Subsidiaries to use, exploit, assert, or enforce any Obsidian IP Rights anywhere in the world.

(e) (i) Obsidian or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Obsidian IP Rights (other than (A) Obsidian Licensed IP Rights, or co-owned rights each as identified in Section 3.12(b) of the Obsidian Disclosure Schedule, and (B) any non-customized software that (1) is licensed to Obsidian or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Obsidian’s or its Subsidiaries’ products or services, (ii) all Obsidian Owned IP Rights and, to the Knowledge of Obsidian, other Obsidian IP Rights that are exclusively licensed to Obsidian are free and clear of any Encumbrances (other than Permitted Encumbrances) and (iii) Obsidian owns, or has a valid and enforceable right pursuant to a binding written Contract to use, all material Obsidian IP Rights currently used or practiced by Obsidian. Without limiting the generality of the foregoing:

(i) To the Knowledge of Obsidian, all documents and instruments necessary to register or apply for or renew registration of Obsidian Registered IP owned by Obsidian, and all documents and instruments necessary to register or apply for or renew registration of Obsidian Registered IP exclusively licensed to Obsidian, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the Knowledge of Obsidian, Obsidian has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Obsidian Registered IP owned by Obsidian that are due or payable as of the date of this Agreement, and to the Knowledge of Obsidian, all documents and instruments necessary to register or apply for or renew registration of Obsidian Registered IP exclusively licensed to Obsidian.

(ii) Except for instances that would not reasonably be expected to have, individually or in the aggregate, an Obsidian Material Adverse Effect, to the Knowledge of Obsidian each Person who is or was an employee, contractor or consultant of Obsidian or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Obsidian or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Obsidian or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Obsidian and its Subsidiaries.

(iii) To the Knowledge of Obsidian, no current or former member, officer, director, or employee of Obsidian or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Obsidian IP Rights purported to be owned by Obsidian. To the Knowledge of Obsidian, no employee of Obsidian or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Obsidian or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Obsidian IP Rights purported to be owned by Obsidian or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Obsidian IP Rights purported to be owned by Obsidian or such Subsidiary.

(iv) Except as identified on Section 3.12(e)(iv) of the Obsidian Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Obsidian Owned IP Rights, or, to the Knowledge of Obsidian, any Obsidian Licensed IP Rights. Except as identified on Section 3.12(e)(iv) of the Obsidian Disclosure Schedule, to the Knowledge of Obsidian, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Obsidian Owned IP Rights, or, to the Knowledge of Obsidian, any Obsidian Licensed IP Rights.

(v) Obsidian and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Obsidian or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither Obsidian nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Obsidian IP Rights to any other Person.

(vii) To the Knowledge of Obsidian, each item of Obsidian IP Right has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Obsidian, each of the Patents included in the Obsidian IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Obsidian, each of Obsidian and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Obsidian IP Rights for which Obsidian or any of its Subsidiaries is responsible for prosecuting.

(viii) To the Knowledge of Obsidian, the Obsidian IP Rights constitute all Intellectual Property material to or necessary for Obsidian to conduct its business as currently conducted or currently proposed to be conducted as of the date hereof; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f) Obsidian has delivered, or made available to Galera, a complete and accurate copy of all material Obsidian IP Rights Agreements.

(g) To the Knowledge of Obsidian, the conduct of the business of Obsidian as has been conducted since January 1, 2023 and as is currently being conducted, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Obsidian (i) has not violated, and does not presently violate, any license or agreement between Obsidian or its Subsidiaries and any Person in any material respect, and, (ii) to the Knowledge of Obsidian, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any valid and issued Patents or other Intellectual Property of any other Person, which infringement would reasonably be expected to have an Obsidian Material Adverse Effect. To the Knowledge of Obsidian, since January 1, 2023, no Person has engaged in the unauthorized use of, or has infringed, misappropriated or otherwise violated any Patents within the Obsidian IP Rights, or otherwise violating any Obsidian IP Rights Agreement.

(h) As of the date of this Agreement and since January 1, 2023, neither Obsidian nor any of its Subsidiaries is or has been a party to any, or is the subject of any pending or, to the Knowledge of Obsidian, threatened in writing, Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Obsidian IP Rights. None of the Obsidian Owned IP Rights, and to the Knowledge of Obsidian, any Obsidian Licensed IP Rights, have been adjudged invalid or unenforceable in whole or part, and all Obsidian Owned IP Rights, and to the Knowledge of Obsidian, all Obsidian Licensed IP Rights, are in full force and effect. Neither Obsidian nor any of its Subsidiaries have received any written notice asserting that any Obsidian IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Obsidian or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i) To the Knowledge of Obsidian, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Obsidian conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have an Obsidian Material Adverse Effect. To the Knowledge of Obsidian, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Obsidian or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Obsidian in accordance with GAAP. Section 3.12(i) of the Obsidian Disclosure Schedule sets forth all material unregistered trademarks included in the Obsidian IP Rights.

(j) Except (i) as would not reasonably be expected to have an Obsidian Material Adverse Effect, (ii) as may be set forth in Section 3.12(j) of the Obsidian Disclosure Schedule or (iii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Obsidian, to the Knowledge of Obsidian, (A) neither Obsidian nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Obsidian or any of its Subsidiaries, taken as a whole and (B) neither Obsidian nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Obsidian of its obligations hereunder conflict or will conflict with, alter or impair any of Obsidian’s rights in, to and under any material Obsidian IP Rights or the validity, enforceability, priority, scope or duration of any material Obsidian IP Rights. Without limiting the foregoing, to the Knowledge of Obsidian, neither Obsidian nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment, or transfer to any other Person of any license or other right to or in any Obsidian IP Rights, (ii) result in breach of, default under or termination of such Contract with respect to any Obsidian IP Rights, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to the right of Obsidian or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Obsidian IP Rights or portion thereof, or (iv) result in Obsidian or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Obsidian IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in an Obsidian Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Obsidian Disclosure Schedule lists the following Obsidian Contracts in effect as of the date of this Agreement (each, a “Obsidian Material Contract” and collectively, the “Obsidian Material Contracts”):

(i) each Obsidian Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Obsidian Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $500,000;

(iii) each Obsidian Contract with any Obsidian Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Obsidian Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Obsidian Contract containing (A) any covenant limiting the freedom of Obsidian or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Obsidian’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Obsidian Contract (A) pursuant to which any Person granted Obsidian an exclusive license under any Intellectual Property, or (B) pursuant to which Obsidian granted any Person an exclusive license under any Obsidian IP Rights;

(vii) each Obsidian Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $500,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Obsidian Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $500,000 after the date of this Agreement;

(ix) each Obsidian Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000 or creating any material Encumbrances with respect to any assets of Obsidian or any loans or debt obligations with officers or directors of Obsidian;

(x) each Obsidian Contract requiring payment by or to Obsidian after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Obsidian, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Obsidian or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Obsidian or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Obsidian or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Obsidian or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Obsidian or any of its Subsidiaries, in each case, except for Obsidian Contracts entered into in the Ordinary Course of Business;

(xi) each Obsidian Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Obsidian in connection with the Contemplated Transactions;

(xii) each Obsidian Contract to which Obsidian or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Obsidian or such Subsidiary in excess of $500,000;

(xiii) an Obsidian Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 3.12(a) or Section 3.12(b) of the Obsidian Disclosure Schedule; or

(xv) any other Obsidian Contract that is not terminable at will (with no penalty or payment) by Obsidian or any of its Subsidiaries, and (A) which involves payment or receipt by Obsidian or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate or (B) that is material to the business or operations of Obsidian and its Subsidiaries taken as a whole.

(b) Obsidian has delivered or made available to Galera accurate and complete copies of all Obsidian Material Contracts, including all amendments thereto. There are no Obsidian Material Contracts that are not in written form. Obsidian has not, nor to the Knowledge of Obsidian, as of the date of this Agreement, has any other party to an Obsidian Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Obsidian Material Contract in such manner as would permit any other party to cancel or terminate any such Obsidian Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Obsidian Material Adverse Effect. As to Obsidian and its Subsidiaries, as of the date of this Agreement, each Obsidian Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Obsidian Material Contract to change, any material amount paid or payable to Obsidian under any Obsidian Material Contract or any other material term or provision of any Obsidian Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) Obsidian and each of its Subsidiaries is, and since January 1, 2023 has been, in material compliance with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder or any other applicable Law promulgated by the FDA or other Governmental Authority responsible for regulation of the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or biologic products (“Drug Regulatory Agency”). No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Obsidian, threatened against Obsidian or any of its Subsidiaries. There is no agreement or Order binding upon Obsidian or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Obsidian or any of its Subsidiaries, any acquisition of material property by Obsidian or any of its Subsidiaries or the conduct of business by Obsidian or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Obsidian’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Obsidian and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Obsidian as currently conducted (collectively, the “Obsidian Permits”). Section 3.14(b) of the Obsidian Disclosure Schedule identifies each Obsidian Permit. Each of Obsidian and its Subsidiaries is in material compliance with the terms of Obsidian Permits. No Legal Proceeding is pending or, to the Knowledge of Obsidian, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Obsidian Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Obsidian, threatened in writing with respect to an alleged material violation by Obsidian or any of its Subsidiaries of the FDCA, PHSA and FDA regulations adopted thereunder, the Controlled Substances Act or any other applicable Law promulgated by a Drug Regulatory Agency.

(d) Each of Obsidian and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Obsidian as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Obsidian Product Candidates”) (collectively, the “Obsidian Regulatory Permits”) and no such Obsidian Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner, in each case (i) and (ii) by a Drug Regulatory Agency. Obsidian has timely maintained and is in compliance in all material respects with the Obsidian Regulatory Permits and neither Obsidian nor any of its Subsidiaries has, since January 1, 2023, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Obsidian Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Obsidian Regulatory Permit.

(e) As of the date of this Agreement, all clinical, pre-clinical and other studies and tests conducted by or, to the Knowledge of Obsidian, on behalf of, or sponsored by, Obsidian or its Subsidiaries, in which Obsidian or its Subsidiaries or their respective product candidates, including the Obsidian Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312, 45 C.F.R. Part 46, and all other applicable Laws governing informed consent, institutional review boards and the protection of human subjects. Neither Obsidian nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Obsidian, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Obsidian or any of its Subsidiaries or in which Obsidian or any of its Subsidiaries or its current product candidates, including the Obsidian Product Candidates, have participated.

(f) Neither Obsidian nor any of its Subsidiaries, and, to the Knowledge of Obsidian, any contract manufacturer in relation to its activities with respect to any Obsidian Product Candidate, is the subject of any pending or, to the Knowledge of Obsidian, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Obsidian, neither Obsidian nor any of its Subsidiaries nor any contract manufacturer in relation to its activities with respect to any Obsidian Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Obsidian’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Obsidian, any of its Subsidiaries, and to the Knowledge of Obsidian, any contract manufacturer in relation to its activities with respect to any Obsidian Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Obsidian, no debarment or exclusionary claims, actions, proceedings or investigations in respect of Obsidian’s and its Subsidiaries’ business or Obsidian Product Candidates are pending or threatened against Obsidian, any of its Subsidiaries, and to the Knowledge of Obsidian, any contract manufacturer in relation to its activities with respect to any Obsidian Product Candidate, or any of its respective officers, employees or agents. Neither Obsidian nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Obsidian, for the benefit of, Obsidian or its Subsidiaries in connection with any Obsidian Product Candidate, since January 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680 and 1271 and the applicable respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Obsidian or its Subsidiaries, and to the Knowledge of Obsidian, no manufacturing site of a contract manufacturer or laboratory, with respect to any Obsidian Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since January 1, 2023 received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with the FDCA, PHSA or any applicable Law, and, to the Knowledge of Obsidian, neither the FDA nor any other Governmental Authority is considering such action.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of Obsidian, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Obsidian or any of its Subsidiaries or any Obsidian Associate (in his or her capacity as such) or any of the material assets owned or used by Obsidian or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Obsidian or any of its Subsidiaries, or any of the material assets owned or used by Obsidian or any of its Subsidiaries, is subject. To the Knowledge of Obsidian, no officer or other Key Employee of Obsidian or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Obsidian or any of its Subsidiaries or to any material assets owned or used by Obsidian or any of its Subsidiaries.

3.16 Tax Matters.

(a) Each of Obsidian and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Obsidian or any of its Subsidiaries does not file a particular type of Tax Return that Obsidian or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b) All material amounts of Taxes due and owing by Obsidian and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Obsidian and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Obsidian Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Obsidian Balance Sheet. Since the date of the Obsidian Balance Sheet, neither Obsidian nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Obsidian and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Obsidian or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Obsidian or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Obsidian or any of its Subsidiaries. Neither Obsidian nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Obsidian nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords (an “Ordinary Course Agreement”).

(g) Neither Obsidian nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Obsidian). Neither Obsidian nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Obsidian) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Neither Obsidian nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Obsidian nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Obsidian nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 3.16(k) of the Obsidian Disclosure Schedule sets forth the entity classification of Obsidian and each of its Subsidiaries for U.S. federal income tax purposes. Neither Obsidian nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Obsidian nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Obsidian, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Obsidian Disclosure Schedule contains a complete and accurate list of all Obsidian employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; target bonus opportunity; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b) Section 3.17(b) of the Obsidian Disclosure Schedule contains a complete and accurate list of all of the individual independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Obsidian and classified by Obsidian as other than employees, or compensated other than through wages paid by Obsidian through Obsidian’s payroll department (“Obsidian Contingent Workers”), showing for each Obsidian Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c) Neither Obsidian nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Obsidian Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Obsidian, purporting to represent or seeking to represent any Obsidian Associates, including through the filing of a petition for representation election.

(d) Section 3.17(d) of the Obsidian Disclosure Schedule lists all material Obsidian Employee Plans.

(e) As applicable with respect to each material Obsidian Employee Plan, Obsidian has made available to Galera, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports required to be filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f) Each Obsidian Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code. To the Knowledge of Obsidian, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Obsidian Employee Plan or the Tax exempt status of any related trust.

(g) Each Obsidian Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Obsidian, threatened with respect to any Obsidian Employee Plan. All material payments and/or contributions required to have been made with respect to all Obsidian Employee Plans have been made or accrued on the financial statements of Obsidian in accordance with the terms of the applicable Obsidian Employee Plan and applicable Law and neither Obsidian nor any Obsidian ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Obsidian Employee Plan.

(h) Neither Obsidian, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to, or has in the past six (6) years, maintained, contributed to, has been required to contribute to, or has had any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i) No Obsidian Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state Law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j) No Obsidian Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k) Each Obsidian Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no compensation has been or would reasonably be expected to be includable in the gross income of any Obsidian Associate as a result of the operation of Section 409A of the Code.

(l) Obsidian and its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. Except as would not reasonably be expected to have, individually or in the aggregate, an Obsidian Material Adverse Effect, there are no, and since January 1, 2023 there have been no, Legal

Proceedings pending or, to the Knowledge of Obsidian, threatened against Obsidian or any of its Subsidiaries relating to any labor or employment matters or any Obsidian Associate. Obsidian is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m) Since January 1, 2023, (i) Obsidian has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Obsidian or any of its Subsidiaries has been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n) Since January 1, 2023, there has not been, nor to the Knowledge of Obsidian has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Obsidian or its Subsidiaries.

(o) There is no contract, agreement, plan or arrangement to which Obsidian or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Obsidian Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) could result in any (i) payment or benefit (including severance, forgiveness of indebtedness or otherwise) becoming due to Obsidian Associate, (ii) increase in any benefits or the compensation payable under any Obsidian Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Obsidian or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Obsidian Employee Plan, or (v) “parachute payment” (within the meaning of Section 280G of the Code).

3.18 Environmental Matters. Since January 1, 2023, Obsidian and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Obsidian of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in an Obsidian Material Adverse Effect. Neither Obsidian nor any of its Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Obsidian or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Obsidian, there are no circumstances that may prevent or interfere with Obsidian’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have an Obsidian Material Adverse Effect. To the Knowledge of Obsidian: (a) no current or prior owner of any property leased or controlled by Obsidian or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Obsidian or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Obsidian or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Obsidian nor any of its Subsidiaries has any material Liability under any Environmental Law.

3.19 Insurance. Obsidian has made available to Galera accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Obsidian and its Subsidiaries. Each of such insurance policies is in full force and effect and Obsidian and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, neither Obsidian nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Obsidian and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Obsidian or such Subsidiary for which Obsidian or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Obsidian of its intent to do so.

3.20 Transactions with Affiliates. Section 3.20 of the Obsidian Disclosure Schedule describes any material transactions or relationships, since January 1, 2023, between, on one hand, Obsidian and, on the other hand, any (a) executive officer or director of Obsidian or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent of the voting power of the outstanding shares of Obsidian Common Stock or (c) to the Knowledge of Obsidian, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Obsidian) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.21 No Financial Advisors. Except as set forth on Section 3.20 of the Obsidian Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Obsidian.

3.22 Privacy and Data Security.

(a) Obsidian and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Obsidian Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Obsidian or any of its Subsidiaries in connection with the operation of Obsidian’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Obsidian Material Adverse Effect. To the Knowledge of Obsidian, Obsidian has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Obsidian Contracts, concerning the privacy, security, collection and use of Personal Information (the “Obsidian Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of Obsidian had, and would not reasonably be expected to have, individually or in the aggregate, an Obsidian Material Adverse Effect. To the Knowledge of Obsidian, as of the date hereof, no claims have been asserted or threatened against Obsidian by any Person alleging a violation of Privacy Laws, Obsidian Privacy Policies and/or the applicable terms of any Obsidian Contracts relating to privacy, security, collection or use of Personal Information of any individuals and Obsidian has not received written notice of any of the same. To the Knowledge of Obsidian, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Obsidian data in the custody or control of Obsidian or any service provider acting on behalf of Obsidian, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Obsidian Contract.

(b) The information technology assets and equipment of Obsidian and its Subsidiaries (collectively, “Obsidian IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Obsidian and its Subsidiaries as currently conducted, and to the Knowledge of Obsidian, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Obsidian and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Obsidian and its Subsidiaries, any other material confidential information and the integrity and security of Obsidian IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or Liability or the duty to notify any other Person.

3.23 No Other Representations or Warranties. Obsidian hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Galera nor any other person on behalf of Galera makes any express or implied representation or warranty with respect to Galera or with respect to any other information provided to Obsidian, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Galera set forth in Article IV (in each case as qualified and limited by the Galera Disclosure Schedule)) none of Obsidian, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GALERA

Except (i) as set forth in the written disclosure schedule delivered by Galera to Obsidian (the “Galera Disclosure Schedule”) or (ii) as disclosed in the Galera SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Galera SEC Documents shall not be deemed disclosed for purposes of Sections 4.1(a), 4.1(b) or 4.3, Galera represents and warrants to Obsidian as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Galera and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. All of Galera’s Subsidiaries are directly or indirectly wholly owned by Galera.

(b) Each of Galera and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Galera Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Galera Disclosure Schedule, Galera has no Subsidiaries and Galera does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Galera is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Galera has not agreed and is not obligated to make, nor is Galera bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Galera has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Galera has delivered to Obsidian accurate and complete copies of the Organizational Documents of Galera and its Subsidiaries. Neither Galera nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement.

(a) Each of Galera and its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Galera Board (at meetings duly called and held or by written consent in lieu thereof in accordance with the Organizational Documents of Galera) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Galera and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Galera vote to approve the Galera Merger. This Agreement has been duly executed and delivered by Galera, and assuming the due authorization, execution and delivery by Obsidian, constitutes the legal, valid and binding obligation of Galera, enforceable against Galera, in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the Stock Issuance, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Parent vote to (a) approve the Stock Issuance and (b) adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent, and assuming the due authorization, execution and delivery by Galera and Obsidian, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent, in accordance with its terms, subject to the Enforceability Exceptions.

(c) The Obsidian Merger Sub Board and the Galera Merger Sub Board has each (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of its sole stockholder and Obsidian Merger Sub and Galera Merger Sub, respectively, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Obsidian Merger Sub and Galera Merger Sub, respectively, adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Obsidian Merger Sub and Galera Merger Sub, and assuming the due authorization, execution and delivery by Parent, Galera and Obsidian, constitutes the legal, valid and binding obligation of Obsidian Merger Sub and Galera Merger Sub, respectively, enforceable against Parent, in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required.

(a) Assuming the effectiveness of the Annual Meeting Galera Stockholder Vote, the affirmative vote (or written consent) of the holders of a majority of the shares of Galera Common Stock outstanding on the record date for the Galera Stockholder Written Consents (including, for the avoidance of doubt, any issued and outstanding Galera Common Stock after giving effect to the Galera Preferred Stock Conversion) and entitled to vote thereon, voting as a single class, is the only vote (or written consent) of the holders of any class or series of Galera capital stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (the “Required Galera Stockholder Approval”).

(b) The vote or Consent of Parent as the sole stockholder of Obsidian Merger Sub and Galera Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Obsidian Merger Sub and Galera Merger Sub necessary to approve the Mergers and adopt this Agreement, which Consent shall be given immediately following the execution of this Agreement.

4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Galera Stockholder Approval and the filing of the Galera Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Galera, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Galera or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Galera or its Subsidiaries, or any of the assets owned or used by Galera or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Galera or its Subsidiaries or that otherwise relates to the business of Galera, or any of the assets owned, leased or used by Galera;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Galera Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Galera Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Galera Material Contract, (C) accelerate the maturity or performance of any Galera Material Contract or (D) cancel, terminate or modify any term of any Galera Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Galera or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Galera Disclosure Schedule under any Galera Contract, (ii) the Required Galera Stockholder Approval, (iii) the filing of the Galera Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Galera nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Galera Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) As of the date hereof, the authorized capital stock of Galera consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (“Galera Common Stock”), of which 160,429,783 shares have been issued and are outstanding as of April 9, 2026 (the “Capitalization Date”), (ii) 10,000,000 shares of Galera Preferred Stock, par value $0.001 per share, of which (A) 200,000 shares have been designated Galera Series A Preferred Stock, of which no shares are issued and are outstanding as of the Capitalization Date, and (B) 119,318.285 shares have been designated Galera Series B Preferred Stock, of which 42,839.11 shares are issued and are outstanding as of the Capitalization Date. Galera does not hold any shares of its capital stock in its treasury. Upon receipt of, and subject in all respects to, approval of the Galera stockholders and filing of the necessary amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, the authorized capital stock of Galera shall be increased to 400,000,000 shares of Galera Common Stock, with no change to the amount of authorized Galera Preferred Stock (the “Galera Authorized Common Stock Increase”).

(b) All of the outstanding shares of Galera Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Galera Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Galera Common Stock is subject to any right of first refusal in favor of Galera. Except as contemplated herein, there is no Galera Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Galera Common Stock. Galera is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Galera Common Stock or other securities.

(c) Except for the Galera Equity Plans and the Galera Options granted thereunder and the Galera ESPP, Galera does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the Capitalization Date, Galera has reserved 16,487,209 shares of Galera Common Stock for issuance under the Galera Equity Plans, of which 10,599,059 shares are subject to outstanding Galera Options and 5,888,150 shares remain available for future grant pursuant to the Galera Equity Plans. Section 4.6(c) of the Galera Disclosure Schedule sets forth a true and complete list, as of April 9, 2026, of each outstanding Galera Option, including: (i) the name of the holder, (ii) the number of shares of Galera Common Stock subject to such Galera Option, (iii) the exercise price per share, as applicable, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) for Galera Options, whether the Galera Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Galera has made available to Obsidian accurate and complete copies of the following: (A) the standard form of agreement evidencing Galera Options; and (B) each agreement evidencing a Galera Option that does not conform in all material respects to the standard form agreement.

(d) Except as set forth on Section 4.6(c) of the Galera Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Galera, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Galera, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Galera is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Galera.

(e) All outstanding shares of Galera Common Stock and other securities of Galera have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) None of Parent, Obsidian Merger Sub or Galera Merger Sub owns any shares of Obsidian Capital Stock. None of Parent, Obsidian Merger Sub or Galera Merger Sub nor any of their respective Affiliates is an “interested stockholder” of Obsidian as defined in Section 203(c) of Delaware Law.

4.7 SEC Filings; Financial Statements.

(a) Galera has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act, or, in the case of any such filing not made on a timely basis, has otherwise complied with the applicable requirements of Rule 12b-25 under the Exchange Act and subsequently made such filing, since January 1, 2023 (the “Galera SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Galera SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Galera SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Galera SEC Documents (collectively, the “Galera Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Galera SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Galera as of the respective dates thereof and the results of operations and cash flows of Galera for the periods covered thereby. Other than as expressly disclosed in the Galera SEC Documents filed prior to the date hereof, there has been no material change in Galera’s accounting methods or principles that would be required to be disclosed in Galera’s financial statements in accordance with GAAP. The books of account and other financial records of Galera and each of its Subsidiaries are true and complete in all material respects.

(c) Galera’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Galera, “independent” with respect to Galera within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Galera, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the PCAOB thereunder.

(d) Except as set forth on Section 4.7(d) of the Galera Disclosure Schedule, Galera has not received any comment letter from the SEC or the staff thereof or any correspondence from OTCQB Market or the staff thereof relating to the delisting or maintenance of listing of Galera Common Stock on the OTCQB Market. Galera has not disclosed any unresolved comments in the Galera SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Galera, the Galera Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 4.7(f) of the Galera Disclosure Schedule, Galera is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of the OTCQB Market.

(g) Galera maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-l5(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Galera maintains records that in reasonable detail accurately and fairly reflect Galera’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Galera Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Galera’s assets that could have a material effect on Galera’s financial statements. Galera has evaluated the effectiveness of Galera’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Galera SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Galera has disclosed to Galera’s auditors and the Audit Committee of the Galera Board (and made available to Galera a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Galera’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Galera or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Galera SEC Documents filed prior to the date hereof, Galera’s internal control over financial reporting is effective and Galera has not identified any material weaknesses in the design or operation of Galera’s internal control over financial reporting.

(h) Galera’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Galera in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Galera’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Galera Certifications and such disclosure controls and procedures are effective. Galera has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-l5 of the Exchange Act.

(i) Galera has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Galera Disclosure Schedule, since January 1, 2026, Galera and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Galera Material Adverse Effect or (b) action, event or occurrence that would have required Consent of Obsidian pursuant to Section 6.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Absence of Undisclosed Liabilities. Neither Galera nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Galera Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Galera or its Subsidiaries since the date of the Galera Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Galera or any of its Subsidiaries under Galera Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Securities Purchase Agreement and (e) Liabilities listed in Section 4.9 of the Galera Disclosure Schedule.

4.10 Title to Assets. Each of Galera and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Galera Balance Sheet and (b) all other tangible assets reflected in the books and records of Galera as being owned by Galera. All of such assets are owned or, in the case of leased assets, leased by Galera or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Galera nor any of its Subsidiaries owns or has ever owned any real property. Galera has made available to Obsidian (a) an accurate and complete list of all real properties with respect to which Galera directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Galera or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Galera Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Galera Disclosure Schedule is an accurate, true and complete listing of all Galera Registered IP, including for each item (i) the record owner(s) (and name of any other Person with an ownership interest in such item of Galera Registered IP and the nature of such ownership interest, if any), jurisdiction, status, and registration or application number of each item, as applicable, (ii) all filing, registration, issuance and grant dates and (iii) any actions that are required to be taken within 180 days of the date hereof for any Galera Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Galera Registered IP. Section 4.12(a) of the Galera Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Galera or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar. All Galera Registered IP is subsisting and in full force and effect and, to the Knowledge of Galera, all Galera Registered IP (other than pending applications) is valid and enforceable. All fees due to, and all documents, powers and other filings required to be filed with, a Governmental Authority with respect to any such Galera Registered IP have been fully and timely paid and filed as necessary for the filing, prosecuting, obtaining grant of and maintaining such item of Galera Registered IP.

(b) Section 4.12(b) of the Galera Disclosure Schedule is a true, correct and complete listing of all Galera Contracts pursuant to which any Galera IP Rights are licensed to Galera (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Galera’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Galera or its Subsidiaries and their respective employees in Galera’s standard form thereof). To the Knowledge of Galera, each Galera Contract listed in Section 4.12(b) of the Galera Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Galera, its Subsidiaries and each other party thereto, and is enforceable against Galera, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Galera, neither Galera, its Subsidiaries, nor, to the

Knowledge of Galera, any other party to any Galera Contract listed in Section 4.12(b) of the Galera Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Galera Contract listed in Section 4.12(b) of the Galera Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Galera Material Adverse Effect.

(c) Section 4.12(c) of the Galera Disclosure Schedule is a true, correct and complete listing of each Galera Contract pursuant to which any Person has been granted any license, sublicense, option or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Galera IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Galera IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Galera’s or its Subsidiaries’ benefit). To the Knowledge of Galera, each Galera Contract listed in Section 4.12(c) of the Galera Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Galera, its Subsidiaries and each other party thereto, and is enforceable against Galera, its Subsidiaries and each other party thereto in accordance with its terms. Neither Galera, its Subsidiaries nor, to the Knowledge of Galera, any other party to any Galera Contract listed in Section 4.12(c) of the Galera Disclosure Schedule has provided or received any written notice of breach under, or intention to terminate (including by non-renewal), any Galera Contract listed in Section 4.12(c) of the Galera Disclosure Schedule.

(d) Except as identified on Section 4.12(d) of the Galera Disclosure Schedule, neither Galera nor any of its Subsidiaries is bound by, and no Galera Owned IP Rights are subject to, and to the Knowledge of Galera, no Galera Licensed IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Galera or any of its Subsidiaries to use, exploit, assert, or enforce any Galera IP Rights anywhere in the world.

(e) (i) Galera or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Galera IP Rights (other than (A) Galera Licensed IP Rights, or co-owned rights each as identified in Section 4.12(c) of the Galera Disclosure Schedule, and (B) any non-customized software that (1) is licensed to Galera or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Galera’s or its Subsidiaries’ products or services), (ii) all Galera Owned IP Rights and, to the Knowledge of Galera, other Galera IP Rights that are exclusively licensed to Galera are free and clear of any Encumbrances (other than Permitted Encumbrances) and (iii) Galera owns, or has a valid and enforceable right pursuant to a binding written Contract to use, all material Galera IP Rights currently used or practiced by Galera. Without limiting the generality of the foregoing:

(i) To the Knowledge of Galera, all documents and instruments necessary to register or apply for or renew registration of Galera Registered IP owned by Galera, and all documents and instruments necessary to register or apply for or renew registration of Galera Registered IP exclusively licensed to Galera, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the

Knowledge of Galera, Galera has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Galera Registered IP that are due or payable as of the date of this Agreement owned by Galera, and to the Knowledge of Galera, all documents and instruments necessary to register or apply for or renew registration of Galera Registered IP exclusively licensed to Galera.

(ii) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Galera Material Adverse Effect, to the Knowledge of Galera each Person who is or was an employee, contractor or consultant of Galera or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Galera or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Galera or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Galera and its Subsidiaries.

(iii) To the Knowledge of Galera, no current or former member, officer, director, or employee of Galera or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Galera IP Rights purported to be owned by Galera. To the Knowledge of Galera, no employee of Galera or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Galera or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Galera IP Rights purported to be owned by Galera or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Galera IP Rights purported to be owned by Galera or such Subsidiary.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Galera Owned IP Rights, or, to the Knowledge of Galera, any Galera Licensed IP Rights. To the Knowledge of Galera, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Galera Owned IP Rights, or, to the Knowledge of Galera, any Galera Licensed IP Rights.

(v) Galera and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Galera or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither Galera nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Galera IP Rights to any other Person.

(vii) To the Knowledge of Galera, each item of Galera IP Right has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Galera, each of the Patents included in the Galera IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Galera, each of Galera and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Galera IP Rights for which Galera or any of its Subsidiaries is responsible for prosecuting.

(viii) To the Knowledge of Galera, the Galera IP Rights constitute all Intellectual Property material to or necessary for Galera to conduct its business as currently conducted or currently proposed to be conducted as of the date hereof; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f) Galera has delivered, or made available to Obsidian, a complete and accurate copy of all material Galera IP Rights Agreements.

(g) To the Knowledge of Galera, the conduct of the business of Galera as has been conducted since January 1, 2023 and as is currently being conducted, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Galera, (i) has not violated and does not presently violate, any license or agreement between Galera or its Subsidiaries and any Person in any material respect, and (ii) to the Knowledge of Galera, has not infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate or otherwise violate any valid and issued Patents or other Intellectual Property of any other Person, which infringement would reasonably be expected to have a Galera Material Adverse Effect. To the Knowledge of Galera, since January 1, 2023, no Person has engaged in the unauthorized use of, or has infringed, misappropriated, or otherwise violated any Patents within the Galera IP Rights, or otherwise violating any Galera IP Rights Agreement.

(h) As of the date of this Agreement and since January 1, 2023, neither Galera nor any of its Subsidiaries is or has been a party to any, or is the subject of any pending or, to the Knowledge of Galera, threatened in writing, Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Galera IP Rights. None of the Galera Owned IP Rights, and to the Knowledge of Galera, any Galera Licensed IP Rights, have been adjudged invalid or unenforceable in whole or part, and all Galera Owned IP Rights, and to the Knowledge of Galera, all Galera Licensed IP Rights, are in full force and effect. Neither Galera nor any of its Subsidiaries have received any written notice asserting that any Galera IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Galera or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i) To the Knowledge of Galera, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Galera conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Galera Material Adverse Effect. To the Knowledge of Galera, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Galera or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Galera in accordance with GAAP. Section 4.12(i) of the Galera Disclosure Schedule sets forth all material unregistered trademarks included in the Galera IP Rights.

(j) Except (i) as would not reasonably be expected to have a Galera Material Adverse Effect, (ii) as may be set forth in Section 4.12(j) of the Galera Disclosure Schedule or (iii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Galera, to the Knowledge of Galera, (A) neither Galera nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Galera or any of its Subsidiaries, taken as a whole and (B) neither Galera nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Galera of its obligations hereunder conflict or will conflict with, alter or impair any of Galera’s rights in, to and under any material Galera IP Rights or the validity, enforceability, priority, scope or duration of any material Galera IP Rights. Without limiting the foregoing, to the Knowledge of Galera, neither Galera nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment or transfer to any other Person of any license or other right to or in any Galera IP Rights, (ii) result in breach of, default under or termination of such Contract with respect to any Galera IP Rights, (iii) alter, encumber impair or extinguish, or result in any Encumbrance with respect to the right of Galera or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Galera IP Rights or portion thereof or (iv) result in Galera or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Galera IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Galera Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a) Section 4.13 of the Galera Disclosure Schedule lists the following Galera Contracts in effect as of the date of this Agreement other than the Securities Purchase Agreement (each, a “Galera Material Contract” and collectively, the “Galera Material Contracts”):

(i) each Galera Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Galera Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $250,000;

(iii) each Galera Contract with any Galera Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Galera Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Galera Contract containing (A) any covenant limiting the freedom of Galera or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Galera’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Galera Contract (A) pursuant to which any Person granted Galera an exclusive license under any Intellectual Property, or (B) pursuant to which Galera granted any Person an exclusive license under any Galera IP Rights;

(vii) each Galera Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Galera Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $250,000 after the date of this Agreement;

(ix) each Galera Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Galera or any loans or debt obligations with officers or directors of Galera;

(x) each Galera Contract requiring payment by or to Galera after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Galera, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Galera or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Galera or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Galera or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Galera or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Galera or any of its Subsidiaries, in each case, except for Galera Contracts entered into in the Ordinary Course of Business;

(xi) each Galera Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Galera in connection with the Contemplated Transactions;

(xii) each Galera Contract to which Galera or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Galera or such Subsidiary in excess of $250,000;

(xiii) a Galera Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Galera Disclosure Schedule; or

(xv) any other Galera Contract that is not terminable at will (with no penalty or payment) by Galera or any of its Subsidiaries, and (A) which involves payment or receipt by Galera or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (B) that is material to the business or operations of Galera and its Subsidiaries taken as a whole.

(b) Galera has delivered or made available to Obsidian accurate and complete copies of all Galera Material Contracts, including all amendments thereto. There are no Galera Material Contracts that are not in written form. Galera has not, nor, to Galera’s Knowledge as of the date of this Agreement, has any other party to a Galera Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Galera Material Contract in such manner as would permit any other party to cancel or terminate any such Galera Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Galera Material Adverse Effect. As to Galera and its Subsidiaries, as of the date of this Agreement, each Galera Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Galera Material Contract to change, any material amount paid or payable to Galera under any Galera Material Contract or any other material term or provision of any Galera Material Contract.

4.14 Absence of Certain Agreements. As of the date hereof, neither Parent, Obsidian Merger Sub and Galera Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of Galera would be entitled to receive, in respect of any share of Parent Common Stock, consideration of a different amount or nature than the Galera Merger Shares or pursuant to which any stockholder of Galera has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Offer or (ii) pursuant to which any stockholder of Galera or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent, Obsidian Merger Sub and Galera Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, other than the Galera Stockholder Support Agreements and the Obsidian Stockholder Support Agreements, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Galera, Parent, Obsidian Merger Sub and Galera Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Galera’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement or the operations of Parent, Galera or any of their Subsidiaries or, following the Galera Effective Time, the Galera Surviving Corporation or any of its Subsidiaries. None of Parent, Obsidian Merger Sub and Galera Merger Sub (or any of their respective Affiliates) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Galera or any of its Subsidiaries in connection with the Mergers.

4.15 Compliance; Permits; Restrictions.

(a) Galera and each of its Subsidiaries is, and since January 1, 2023, has been in material compliance with all applicable Laws, including the FDCA, the PHSA, FDA regulations adopted thereunder or any other applicable Law promulgated by the FDA or other Drug Regulatory Agency. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Galera, threatened against Galera or any of its Subsidiaries. There is no agreement or Order binding upon Galera or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Galera or any of its Subsidiaries, any acquisition of material property by Galera or any of its Subsidiaries or the conduct of business by Galera or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Galera’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Galera and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Galera as currently conducted (collectively, the “Galera Permits”). Section 4.15(b) of the Galera Disclosure Schedule identifies each Galera Permit. Each of Galera and its Subsidiaries is in material compliance with the terms of the Galera Permits. No Legal Proceeding is pending or, to the Knowledge of Galera, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Galera Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Galera, threatened in writing with respect to an alleged material violation by Galera or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other applicable Law promulgated by a Drug Regulatory Agency.

(d) Each of Galera and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Galera as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Galera Product Candidates”) (collectively, the “Galera Regulatory Permits”) and no such Galera Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner, in the case of each of (i) and (ii) by a Drug

Regulatory Agency. Galera has timely maintained and is in compliance in all material respects with the Galera Regulatory Permits and neither Galera nor any of its Subsidiaries has, since January 1, 2023, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Galera Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Galera Regulatory Permit.

(e) As of the date of this Agreement, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Galera or its Subsidiaries, in which Galera or its Subsidiaries or their respective product candidates, including the Galera Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312, 45 C.F.R. Part 46, and all other applicable Laws governing informed consent, institutional review boards, and the protection of human subjects. Other than as set forth on Section 4.15(e) of the Galera Disclosure Schedule, neither Galera nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Galera, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Galera or any of its Subsidiaries or in which Galera or any of its Subsidiaries or its current product candidates, including the Galera Product Candidates, have participated.

(f) Neither Galera nor any of its Subsidiaries, and, to the Knowledge of Galera, any contract manufacturer in relation to its activities with respect to any Galera Product Candidate, is the subject of any pending or, to the Knowledge of Galera, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Galera, neither Galera nor any of its Subsidiaries nor any contract manufacturer in relation to its activities with respect to any Galera Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Galera’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Galera, any of its Subsidiaries, and to the Knowledge of Galera, any contract manufacturer in relation to its activities with respect to any Galera Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Galera, no debarment or exclusionary claims, actions, proceedings or investigations in respect of Galera’s or its Subsidiaries’ business or Galera Product Candidates are pending or threatened against Galera, any of its Subsidiaries, and to the Knowledge of Galera, any contract manufacturer in relation to its activities with respect to any Galera Product Candidate, or any of its respective officers, employees or agents. Neither Galera nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Galera, for the benefit of, Galera or its Subsidiaries in connection with any Galera Product Candidate, since January 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680 and 1271, and the applicable respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Galera or its Subsidiaries, and to the Knowledge of Galera, no manufacturing site of a contract manufacturer or laboratory, with respect to any Galera Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since January 1, 2023, received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with the FDCA, PHSA or any applicable Law, and, to the Knowledge of Galera, neither the FDA nor any other Governmental Authority is considering such action.

4.16 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.16 of the Galera Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Galera, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Galera or any of its Subsidiaries or any Galera Associate (in his or her capacity as such) or any of the material assets owned or used by Galera or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Galera or any of its Subsidiaries, or any of the material assets owned or used by Galera or any of its Subsidiaries is subject. To the Knowledge of Galera, no officer or other Key Employee of Galera or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Galera or any of its Subsidiaries or to any material assets owned or used by Galera or any of its Subsidiaries.

4.17 Tax Matters.

(a) Each of Galera and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Galera or any of its Subsidiaries does not file a particular type of Tax Return that Galera or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b) All material amounts of Taxes due and owing by Galera and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Galera and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Galera Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Galera Balance Sheet. Since the date of the Galera Balance Sheet, neither Galera nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Galera and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Galera or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Galera or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Galera or any of its Subsidiaries. Neither Galera nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Galera nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Galera nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Galera). Neither Galera nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Galera) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Neither Galera nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Galera nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Galera nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 4.17(k) of the Galera Disclosure Schedule sets forth the entity classification of Galera and each of its Subsidiaries for U.S. federal income tax purposes. Neither Galera nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Galera nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Galera, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

4.18 Employee and Labor Matters; Benefit Plans.

(a) Section 4.18(a) of the Galera Disclosure Schedule contains a complete and accurate list of all Galera employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; target bonus opportunity; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b) Section 4.18(b) of the Galera Disclosure Schedule contains a complete and accurate list of all of the individual independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Galera and classified by Galera as other than employees, or compensated other than through wages paid by Galera through Galera’s payroll department (“Galera Contingent Workers”), showing for each Galera Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c) Neither Galera nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Galera Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Galera, purporting to represent or seeking to represent any Galera Associates, including through the filing of a petition for representation election.

(d) Section 4.18(d) of the Galera Disclosure Schedule lists all material Galera Employee Plans.

(e) As applicable with respect to each material Galera Employee Plan, Galera has made available to Obsidian, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports required to be filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f) Each Galera Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code. To the Knowledge of Galera, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Galera Employee Plan or the Tax exempt status of any related trust.

(g) Each Galera Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Galera, threatened with respect to any Galera Employee Plan. All material payments and/or contributions required to have been made with respect to all Galera Employee Plans have been made or accrued on the financial statements of Galera in accordance with the terms of the applicable Galera Employee Plan and applicable Law and neither the Galera nor any Galera ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Galera Employee Plan.

(h) Neither Galera, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to, or has in the past six (6) years, maintained, contributed to, has been required to contribute to, or has had any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i) No Galera Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state Law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j) No Galera Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k) Each Galera Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code, and applicable guidance thereunder, and no compensation has been or would reasonably be expected to be includable in the gross income of any Galera Associate as a result of the operation of Section 409A of the Code.

(l) Galera and its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. Except as would not reasonably be expected to have, individually or in the aggregate, a Galera Material Adverse Effect, there are no, and since January 1, 2023 there have been no, Legal Proceedings pending or, to the Knowledge of Galera, threatened against Galera or any of its Subsidiaries relating to any labor or employment matters or any Galera Associate. Galera is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m) Since January 1, 2023, (i) Galera has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Galera or any of its Subsidiaries has been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n) Since January 1, 2023, there has not been, nor to the Knowledge of Galera has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Galera or its Subsidiaries.

(o) There is no contract, agreement, plan or arrangement to which Galera or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Galera Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) could result in any (i) payment or benefit (including severance, forgiveness of indebtedness or otherwise) becoming due to Galera Associate, (ii) increase in any benefits or the compensation payable under any Galera Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Galera or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Galera Employee Plan, or (v) “parachute payment” (within the meaning of Section 280G of the Code).

4.19 Environmental Matters. Since January 1, 2023, Galera and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Galera of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Galera Material

Adverse Effect. Neither Galera nor any of its Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Galera or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Galera, there are no circumstances that may prevent or interfere with Galera’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Galera Material Adverse Effect. To the Knowledge of Galera: (a) no current or prior owner of any property leased or controlled by Galera or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Galera or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Galera or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Galera nor any of its Subsidiaries has any material Liability under any Environmental Law.

4.20 Insurance. Galera has made available to Obsidian accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Galera and its Subsidiaries. Each of such insurance policies is in full force and effect and Galera and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, neither Galera nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Galera and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Galera or such Subsidiary for which Galera or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Galera or any of its Subsidiaries of its intent to do so.

4.21 Transactions with Affiliates. Except as set forth in the Galera SEC Documents filed prior to the date of this Agreement, since the date of Galera’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Galera pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not otherwise been reported.

4.22 No Financial Advisors. Except as set forth on Section 4.22 of the Galera Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Galera.

4.23 Valid Issuance; No Bad Actor. The Galera Common Stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Galera, as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Galera or, to Galera’s Knowledge, any Galera Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.24 Privacy and Data Security.

(a) Galera and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Galera Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Galera or any of its Subsidiaries in connection with the operation of Galera’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Galera Material Adverse Effect. To the Knowledge of Galera, Galera has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Galera Contracts, concerning the privacy, security, collection and use of Personal Information (“Galera Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of Obsidian had, and would not reasonably be expected to have, individually or in the aggregate, an Obsidian Material Adverse Effect. To the Knowledge of Galera, as of the date hereof, no claims have been asserted or threatened against Galera by any Person alleging a violation of Privacy Laws, Galera Privacy Policies and/or the applicable terms of any Galera Contracts relating to privacy, security, collection or use of Personal Information of any individuals and Galera has not received written notice of any of the same. To the Knowledge of Galera, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Galera data in the custody or control of Galera or any service provider acting on behalf of Galera, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Galera Contract.

(b) The information technology assets and equipment of Galera and its Subsidiaries (collectively, “Galera IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Galera and its Subsidiaries as currently conducted, and to the Knowledge of Galera, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Galera and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Galera and its Subsidiaries, any other material confidential information and the integrity and security of Galera IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other Person.

4.25 Concurrent PIPE Financing.

(a) Galera has delivered to Obsidian true, correct and complete copies of all definitive agreements related to the Concurrent PIPE Financing, including the Securities Purchase Agreement, pursuant to which the Purchasers (as defined in the Securities Purchase Agreement) party thereto (collectively, the “Purchasers”) have agreed, subject to the terms and conditions set forth therein, to purchase the number of shares of Galera Series C Preferred set forth therein in connection with the transactions contemplated by this Agreement. The Securities Purchase Agreement has not been amended or modified prior to the date of this Agreement and as of the date hereof, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 8.16 of the Securities Purchase Agreement), and as of the date hereof, the respective obligations and commitments contained in the Securities Purchase Agreement have not been withdrawn or rescinded in any respect.

(b) As of the date hereof, the Securities Purchase Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of Galera, and, to the Knowledge of Galera, each of the Purchasers. There are no conditions precedent or other contingencies related to the funding of the full amount of the Concurrent PIPE Financing, other than as expressly set forth in the Securities Purchase Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Galera or, to the Knowledge of Galera, any Purchaser under the Securities Purchase Agreement. As of the date hereof, Galera has no reason to believe that any of the conditions to the Concurrent PIPE Financing as contemplated by the Securities Purchase Agreement will not be satisfied.

4.26 No Other Representations or Warranties. Galera and its Subsidiaries hereby acknowledge and agree that, except for the representations and warranties contained in this Agreement, neither Obsidian nor any of its Subsidiaries nor any other person on behalf of Obsidian or its Subsidiaries makes any express or implied representation or warranty with respect to Obsidian or its Subsidiaries or with respect to any other information provided to Galera, its stockholders or any of its Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Obsidian set forth in Article IV (in each case as qualified and limited by the Obsidian Disclosure Schedule)) none of Galera, its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Obsidian and Galera as follows:

5.1 Due Organization. Parent is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

5.2 Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board (at a meeting duly called and held or by written consent in lieu thereof in accordance with the Organizational Documents of Parent) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that its stockholder vote to approve Mergers. This Agreement has been duly executed and delivered by Parent, and assuming the due authorization, execution and delivery by Galera, Obsidian, Galera Merger Sub and Obsidian Merger Sub, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

5.3 No Vote of Parent Stockholders; Required Approval. The vote or Consent of Galera as the sole stockholder of Parent is the only vote or consent of the holders of any class or series of capital stock of Parent necessary to approve the Mergers and adopt this Agreement, which Consent shall be given immediately following the execution of this Agreement.

5.4 Litigation. There are no Legal Proceedings pending, or, to the Knowledge of Parent, threatened in writing, that would reasonably be expected to be material to Parent. Parent is not subject to any Order.

5.5 Absence of Certain Agreements. As of the date hereof, other than the Obsidian Stockholder Support Agreements, the Galera Stockholder Support Agreements and the Securities Purchase Agreement, neither Parent nor any of its respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Galera would be entitled to receive, in respect of any share of Parent Common Stock, consideration of a different amount or nature than the Galera Merger Shares or pursuant to which any stockholder of the Galera has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Offer or (ii) pursuant to which any stockholder of the Galera or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent in connection with the transactions contemplated by this Agreement. As of the date hereof, other than the Obsidian Stockholder Support Agreements, the Galera Stockholder Support Agreements, the Obsidian Lock-Up Agreement and the Securities Purchase Agreement, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Galera and Parent or any of their respective Affiliates, on the one hand, and any member of the Galera’s management or directors, on the other hand, that relate in any way to, or are in connection with, the Contemplated Transactions or the operations of the Parent, Galera or any of their Subsidiaries or, following the Galera Effective Time, the Galera Surviving Corporation or any of its Subsidiaries. None of Parent nor any of its Affiliates (which for this purpose will be deemed to include each direct investor in Galera, Parent, Obsidian Merger Sub and Galera Merger Sub) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Galera or any of its Subsidiaries in connection with the Mergers.

5.6 Stock Ownership. Parent does not own any shares of capital stock of Obsidian. None of Parent nor any of its respective Affiliates is an “interested stockholder” of Obsidian as defined in Section 203(c) of Delaware Law.

5.7 Brokers’ Fees. There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Contemplated Transactions, for which Obsidian or Galera or any of their Subsidiaries would be liable.

5.8 Parent Information. The written information supplied or to be supplied by Parent specifically for inclusion in the Galera Information Statement will not, at the time the Galera Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the stockholders of the Galera, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

COVENANTS

6.1 Conduct of Obsidian’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Galera shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Galera Effective Time (the “Pre-Closing Period”), Obsidian shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Obsidian Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Obsidian Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Obsidian (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Obsidian shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) amend or otherwise change its Organizational Documents;

(ii) sell, lease, license or otherwise dispose of any material assets of Obsidian, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(iii) except for the Obsidian Preferred Stock Conversion and the issuance of securities under this Agreement, take any action with respect to any equity interests of Obsidian or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(iv) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness, other than the incurrence of indebtedness in the Ordinary Course of Business;

(v) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Obsidian Capital Stock or the securities of any Subsidiary of Obsidian;

(vi) create or otherwise incur any Encumbrance on any material asset of Obsidian or any of its Subsidiaries, other than Permitted Encumbrances;

(vii) make any loans, advances or capital contributions to, or investments in, any Person other than in the Ordinary Course of Business;

(viii) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 3.12 of the Obsidian Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms not materially less favorable to Obsidian than the terms of such Contract in effect as of the date of this Agreement;

(ix) enter into any Contract that would be required to be disclosed in Section 3.12 of the Obsidian Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(x) except as required by any Obsidian Employee Plan or applicable Law, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Obsidian Associate, other than annual increases in base compensation in the Ordinary Course of Business with respect to employees whose annual base compensation is less than $500,000 and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Obsidian and its Subsidiaries, (ii) grant or pay any bonuses to any Obsidian Associate, (iii) establish, enter into or adopt any new material Obsidian Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Obsidian Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Obsidian and its Subsidiaries or the Surviving Corporation, any existing Obsidian Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Obsidian Associate, (iv) grant to any Obsidian Associate any right to receive, or pay to any Obsidian Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Obsidian Associate, (vi) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards other than in the Ordinary Course of Business to newly hired employees or (vii) hire, terminate (other than for cause), promote or change the employment status or title of any Obsidian Associate, except that in each case for (i) through (vii) in this Section 6.1(b), Obsidian shall be permitted to take any action as set forth herein in the Ordinary Course of Business;

(xi) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(xii) settle any material Legal Proceeding involving Obsidian or any of its Subsidiaries or relating to the transactions contemplated by this Agreement;

(xiii) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Obsidian following the Closing;

(xiv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(xv) make any material change in any method of financial accounting or financial accounting practice of Obsidian or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(xvi) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Obsidian or any of its Subsidiaries; or

(xvii) agree or commit to do any of the foregoing.

(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 6.1), Obsidian may, subject to the terms and conditions set forth on Section 6.1(c) of Obsidian Disclosure Schedule, execute the Permitted Obsidian Bridge Financing Agreements and shall cause shall cause each counterparty to each Permitted Obsidian Bridge Financing Agreement to execute an Obsidian Stockholder Support Agreement concurrently with the execution of such Permitted Obsidian Bridge Financing Agreement. Obsidian (i) shall permit Galera and its counsel to review and comment on the Permitted Obsidian Bridge Financing Agreements and; (ii) shall consider any comments received by Galera in good faith and shall accept all reasonable additions, deletions or changes suggested by Galera and its counsel in connection therewith; and (iii) shall not sign any agreements, contracts or other definitive documents (not including term sheets or letters of intent) related to the Permitted Obsidian Bridge Financing without first providing Galera and its counsel the opportunity to exercise their rights under clauses (i) and (ii) above.

(d) Nothing contained in this Agreement shall give Parent or Galera, directly or indirectly, the right to control or direct the operations of Obsidian prior to the Obsidian Effective Time. Prior to the Obsidian Effective Time, Obsidian shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.2 Conduct of Galera’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Obsidian shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Galera shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Galera Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Galera Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Obsidian (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Galera shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) except in connection with the Annual Meeting Galera Stockholder Vote, the Galera Reverse Stock Split and the Galera Authorized Common Stock Increase, amend or otherwise change its Organizational Documents;

(ii) sell, lease, license or otherwise dispose of any material assets of Galera, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(iii) except in connection with the Galera Preferred Stock Conversion, the Galera Reverse Stock Split, the Galera Authorized Common Stock Increase and the issuance of securities under this Agreement, take any action with respect to any equity interests of Galera or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(iv) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness, other than the incurrence of indebtedness in the Ordinary Course of Business;

(v) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Galera Common Stock or the securities of any Subsidiary of Galera;

(vi) create or otherwise incur any Encumbrance on any material asset of Galera, other than Permitted Encumbrances;

(vii) make any loans, advances or capital contributions to, or investments in, any Person other than in the Ordinary Course of Business;

(viii) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 4.13 of the Galera Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms, not materially less favorable to Galera than the terms of such Contract in effect as of the date of this Agreement;

(ix) enter into any Contract that would be required to be disclosed in Section 4.13 of the Galera Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(x) except as required by any Galera Employee Plan or applicable Law, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Galera Associate, other than annual increases in base compensation in the Ordinary Course of Business with respect to employees whose annual base compensation is less than $250,000 and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Galera and its Subsidiaries, (ii) grant or pay any bonuses to any Galera Associate, (iii) establish, enter into or adopt any new material Galera Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Galera Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Galera and its Subsidiaries or the Surviving Corporation, any existing Galera Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Galera Associate, (iv) grant to any Galera Associate any right to receive, or pay to any Galera Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Galera Associate, (vi) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards or (vii) hire, terminate (other than for cause), promote or change the employment status or title of any Galera Associate;

(xi) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(xii) settle any material Legal Proceeding involving Galera or relating to the transactions contemplated by this Agreement;

(xiii) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Galera following the Closing;

(xiv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(xv) make any material change in any method of financial accounting or financial accounting practice of Galera, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(xvi) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Galera; or

(xvii) agree or commit to do any of the foregoing.

(c) Notwithstanding the generality of the foregoing, nothing set forth in this Section 6.2(b) shall restrict Galera’s rights to effectuate the Concurrent PIPE Financing upon the terms set forth in the Securities Purchase Agreement on the date hereof. Nothing contained in this Agreement shall give Parent or Obsidian, directly or indirectly, the right to control or direct the operations of Galera prior to the Galera Effective Time. Prior to the Galera Effective Time, Galera shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 6.2), Galera may execute the Permitted Galera Bridge Financing Agreements and shall cause each counterparty to each Permitted Galera Bridge Financing Agreement to execute a Galera Stockholder Support Agreement concurrently with the execution of such Permitted Galera Bridge Financing Agreement. Galera (A) shall permit Obsidian and its counsel to review and comment on the Permitted Galera Bridge Financing Agreements and; (B) shall consider any comments received by Obsidian in good faith and shall accept all reasonable additions, deletions or changes suggested by Obsidian and its counsel in connection therewith; and (C) shall not sign any agreements, contracts or other definitive documents (not including term sheets or letters of intent) related to the Permitted Galera Bridge Financing without first providing Obsidian and its counsel the opportunity to exercise their rights under clauses (A) and (B) above.

6.3 Conduct of Parent’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Obsidian shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law.

(b) Except (i) as required by applicable Law or (iv) with the prior written consent of Obsidian (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) sell, lease, license or otherwise dispose of any material assets of Parent, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(ii) take any action with respect to any equity interests of Parent or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(iii) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness;

(iv) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Parent Common Stock or the securities of any Subsidiary of Parent;

(v) create or otherwise incur any Encumbrance on any material asset of Parent or any of its Subsidiaries, other than Permitted Encumbrances;

(vi) make any loans, advances or capital contributions to, or investments in, any Person other than in the Ordinary Course of Business ;

(vii) enter into any Contract;

(viii) hire or terminate any employees;

(ix) settle any material Legal Proceeding involving Parent or relating to the transactions contemplated by this Agreement;

(x) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Parent following the Closing;

(xi) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(xii) make any material change in any method of financial accounting or financial accounting practice of Parent or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(xiii) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Parent or any of its Subsidiaries; or

(xiv) agree or commit to do any of the foregoing.

6.4 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable written notice, Galera, on the one hand, and Obsidian, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet (with virtual meeting sufficient), during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem reasonably necessary or appropriate, and (iv) promptly provide the other Party with copies, when available, of unaudited financial statements or management accounts, and communications sent by or on behalf of such Party to its stockholders or any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Galera or Obsidian pursuant to this Section 6.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 6.4, no access or examination contemplated by this Section 6.4 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which such Party is bound, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

6.5 No Solicitation.

(a) Each of Galera and Obsidian agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, assist, initiate, engage, or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person or group (other than in a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal or Acquisition

Inquiry, (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2 and Section 7.3), (v) negotiate, execute or enter into any letter of intent, agreement in principle, acquisition agreement or any other Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (vii) release any Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, the release or waiver of which could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, or (viii) publicly propose to do any of the following.

(b) Notwithstanding anything contained in this Section 6.5 and subject to compliance with this Section 6.5, prior to obtaining the Required Galera Stockholder Approval, Galera may furnish nonpublic information regarding Galera and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited, written Acquisition Proposal by such Person which the Galera Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Galera nor any Representative of Galera shall have breached this Section 6.5 in any material respect, (B) the Galera Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Galera Board’s fiduciary duties under applicable Law, (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, (D) Galera receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Galera furnishes such nonpublic information to Obsidian (to the extent such information has not been previously furnished by Galera to Obsidian). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 6.5 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.5 by such party for purposes of this Agreement.

(c) Notwithstanding anything contained in this Section 6.5 and subject to compliance with this Section 6.5, prior to obtaining the Required Obsidian Stockholder Approval, Obsidian may furnish nonpublic information regarding Obsidian and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited, written Acquisition Proposal by such Person which the Obsidian Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Obsidian nor any Representative of Obsidian shall have breached this Section 6.5 in any material respect, (B) Obsidian Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of Obsidian Board’s fiduciary duties under applicable Law, (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, (D) Obsidian receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Obsidian furnishes such nonpublic information to Galera (to the extent such information has not been previously furnished by Obsidian to Galera).

(d) If any Party or any Representative of such Party receives an unsolicited Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) notify the other Party in writing of such Acquisition Proposal or Acquisition Inquiry, which notification shall contain the details of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and either a copy of such Acquisition Proposal if in writing or a written summary of the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(e) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person as soon as reasonably practicable after the date of this Agreement.

6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, each of Obsidian, on the one hand, and Galera, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (ii) any non-compliance with any Law is alleged or any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, in each case, in such person’s capacity as such, (iii) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (iv) the failure of such Party to timely comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII impossible or materially less likely or could otherwise materially impact the consummation of the Contemplated Transactions. No such notice shall be deemed to supplement or amend the Obsidian Disclosure Schedule or the Galera Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by Obsidian or Galera in this Agreement or (B) determining whether any condition set forth in Article VIII has been satisfied. Any failure by either Party to provide notice pursuant to this Section 6.6 shall not be deemed to be a breach for purposes of Section 8.2(b) or 8.3(b), as applicable, unless such failure to provide such notice was material, knowing and intentional.

(b) During the Pre-Closing Period, Galera shall use reasonable best efforts to consult with Obsidian during the negotiation process for, and prior to taking any material action with respect to, any amendment to, sublicense or the potential early termination of the agreements related to the Galera Real Estate Leases, and shall consider any input received from Obsidian in good faith prior to taking any such action.

6.7 Galera Options. Prior to the Closing, the Galera Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide (a) each outstanding Galera Option that is not a Galera ITM Option will be cancelled for no consideration and (b) that the vesting and exercisability of each unexpired, unexercised and unvested Galera ITM Option shall be accelerated in full, in each case, effective as of immediately prior to the Galera Effective Time, contingent on the occurrence of the Closing.

6.8 Reserved.

6.9 Galera ESPP. As soon as reasonably practicable following the date of this Agreement, the Galera Board shall adopt appropriate resolutions to provide that (a) no offering periods or purchase periods shall be commenced following or in addition to any offering period underway as of the date hereof under the Galera ESPP (the “Current Offering Period”), (b) no payroll deductions or other contributions shall be made or effected after the Current Offering Period with respect to the Galera ESPP, and (c) each Galera ESPP participant’s accumulated contributions under the Galera ESPP shall be returned to the participant in accordance with the terms of the Galera ESPP.

6.10 Concurrent PIPE Financing.

(a) Subject to the terms and conditions of this Agreement, the Parties shall use commercially reasonable efforts to obtain the Concurrent PIPE Financing on the terms and conditions described in the Securities Purchase Agreement and satisfy the conditions to the Concurrent PIPE Financing as described in the Securities Purchase Agreement and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Securities Purchase Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent PIPE Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Concurrent PIPE Financing, or otherwise expands, amends or modifies any other provision of the Securities Purchase Agreement, in a manner that would reasonably be expected to (x) delay or prevent the funding of the Concurrent PIPE Financing (or satisfaction of the conditions to the Concurrent PIPE Financing) at or substantially simultaneously with the Closing or (y) adversely impact the ability of a Party to enforce its rights against other parties to the Securities Purchase Agreement. Each Party shall promptly deliver to the other Parties copies of any such termination, amendment, modification, waiver or replacement.

(b) The Parties shall use commercially reasonable efforts (i) to maintain in effect the Securities Purchase Agreement, (ii) to enforce its rights under the Securities Purchase Agreement and (iii) to comply with its obligations under the Securities Purchase Agreement.

(c) Each Party shall give the other Parties prompt notice (i) of any breach or default by any party to the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing of which such Party becomes aware, (ii) of the receipt of any written notice or other written communication from any purchaser with respect to any (x) actual breach, default, termination or repudiation by any party to the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing of any provisions of the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing or (y) material dispute or disagreement relating to the Concurrent PIPE Financing with respect to the obligation to fund the Concurrent PIPE Financing at or substantially simultaneously with the Closing, and (iii) if at any time for any reason a Party believes in good faith that it will not be able to obtain all or any portion of the Concurrent PIPE Financing on the terms and conditions, in the manner or from the sources contemplated by the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing. Each Party shall promptly provide information reasonably requested by the other Parties relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Registration Statement; Information Statement.

(a) As promptly as practicable (but in any event, no later than five (5) Business Days after the date of this Agreement, (i) Galera, in cooperation with Obsidian, shall prepare and file with the SEC an information statement relating to the Required Galera Stockholder Approval to be obtained in connection with the Mergers (together with any amendments thereof or supplements thereto, the “Galera Information Statement”) and (ii) Parent and Galera in cooperation with Obsidian, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Galera Information Statement shall be included as a part (the Galera Information Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Mergers and the Concurrent PIPE Financing. Each of Parent, Galera and Obsidian shall use their commercially reasonable efforts to respond promptly to any comments of the SEC or its staff and to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Mergers. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Galera Information Statement.

(b) Parent and Galera each covenant and agree that the Registration Statement (and the letter to stockholders included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and Delaware Law, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Obsidian covenants and agrees that the information supplied by or on behalf of Obsidian, concerning itself, to Parent and Galera for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of Parent, Galera or Obsidian makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

(c) Galera shall use commercially reasonable efforts to cause the Galera Information Statement to be mailed to Galera’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d) If at any time before the Closing (i) any Party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to Parent and Galera stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Each of Parent and Galera shall promptly notify Obsidian if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuance in connection with the Mergers and the Concurrent PIPE Financing for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to Obsidian copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e) Obsidian shall reasonably cooperate with Parent and Galera and provide, and cause its Representatives to provide, Parent, Galera and their Representatives, with all true, correct and complete information regarding Obsidian and its Subsidiaries that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting their respective obligations in Section 6.6(a), each of Galera and Obsidian will use commercially reasonable efforts to cause to be delivered to Parent a letter of their respective independent accounting firms, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f) Obsidian and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Registration Statement will be made by Parent, in each case, without the prior consent of Obsidian, which shall not be unreasonably withheld, conditioned or delayed.

(g) Galera will use commercially reasonable efforts to cause Galera’s independent accounting firm to deliver any Consent that Parent is required to file with the SEC with respect to the inclusion of the independent accounting firm’s opinion on the audited financial statements of Galera in any filing of the Registration Statement with the SEC.

7.2 Obsidian Stockholder Approval.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Obsidian shall prepare, with the cooperation of Galera, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Galera Information Statement, and the Obsidian Stockholder Written Consent, in order to solicit the approval of Obsidian’s stockholders, including but not limited to Obsidian’s stockholders sufficient for the Required Obsidian Stockholder Approval in lieu of a meeting pursuant to Section 228 of Delaware Law, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, and (ii) acknowledging that the approval given thereby is irrevocable. Obsidian shall use its reasonable best efforts to cause Obsidian’s stockholders sufficient for the Required Obsidian Stockholder Approval to execute and deliver to Obsidian the Obsidian Stockholder Written Consent promptly following delivery thereof, and in any event no later than fifteen (15) days after the Registration Statement has been declared effective. Promptly following receipt of the duly executed Obsidian Stockholder Written Consent, Obsidian shall deliver a copy of the duly executed Obsidian Stockholder Written Consent to Galera. Under no circumstances shall Obsidian assert that any other approval or Consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. In connection with the Obsidian Stockholder Written Consent, Obsidian shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with Delaware Law, including Section 228 and Section 262 thereof, and the Organizational Documents of Obsidian.

(b) Obsidian agrees that, subject in all respects to Section 7.2(c): (i) the Obsidian Board shall use commercially reasonable efforts to solicit stockholder approval within the timeframe set forth in Section 7.2(a) (the recommendation of the Obsidian Board that Obsidian’s stockholders vote to adopt and approve this Agreement being referred to as the “Obsidian Board Recommendation”) and (ii) the Obsidian Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Obsidian Board shall not publicly propose to withhold, amend, withdraw or modify the Obsidian Board Recommendation) in a manner adverse to Parent or Galera, and no resolution by the Obsidian Board or any committee thereof to withdraw or modify the Obsidian Board Recommendation in a manner adverse to Parent or Galera or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, an “Obsidian Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.2(b), and subject to compliance with Section 6.5 and Section 7.2, at any time prior to the receipt of the Required Obsidian Stockholder Approval, (i) if Obsidian receives a bona fide, unsolicited, written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Obsidian meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of

Obsidian that occurs or arises after the date of this Agreement (a “Obsidian Intervening Event”), the Obsidian Board may make an Obsidian Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) Obsidian Board determines in good faith, after consulting with outside legal counsel and reasonably considering all relevant factors, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Obsidian has, and has caused its financial advisors and outside legal counsel to, during the Obsidian Notice Period, negotiate with Galera in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Galera desires to negotiate) and (3) if after Galera shall have delivered to Obsidian an irrevocable written offer to alter the terms or conditions of this Agreement during the Obsidian Notice Period, the Obsidian Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Obsidian Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Galera receives written notice from Obsidian confirming that the Obsidian Board has determined to change its recommendation at least four (4) Business Days in advance of the Obsidian Board Adverse Recommendation Change (the “Obsidian Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Obsidian Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Obsidian Notice Period, Galera shall be entitled to deliver to Obsidian one or more counterproposals to such Acquisition Proposal and Obsidian will, and cause its Representatives to, negotiate with Galera in good faith (to the extent Galera desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Obsidian’s stockholders would receive as a result of such potential Superior Offer), Obsidian shall be required to provide Galera with notice of such material amendment and the Obsidian Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Obsidian Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 7.2(c) and the Obsidian Board shall not make an Obsidian Board Adverse Recommendation Change prior to the end of such Obsidian Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of an Obsidian Intervening Event, Obsidian promptly notifies Galera, in writing, within the Obsidian Notice Period before making an Obsidian Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Obsidian Board intends to make an Obsidian Board Adverse Recommendation Change.

7.3 Galera Stockholder Approval.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Galera shall use its reasonable best efforts to obtain from the Specified Stockholders the duly executed Galera Stockholder Written Consent; provided, that, in the event that the Annual Meeting Galera Stockholder Vote has not resulted in the affirmative approval by the Galera stockholders of the ability to act by written consent, then Galera shall use its reasonable best efforts to promptly call a special meeting of its stockholders to seek approval of this Agreement and the Contemplated Transactions in accordance with Section 7.14. Promptly following receipt of the duly executed Galera Stockholder Written Consent, Galera shall deliver a copy of the duly executed Galera Stockholder Written Consent to Obsidian. Assuming approval is received in the Annual Meeting Galera Stockholder Vote, under no circumstances shall Galera assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. In connection with the Galera Stockholder Written Consent, Galera shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with Delaware Law, including Section 228 and Section 262 thereof, and the Organizational Documents of Galera.

(b) Galera agrees that, subject in all respects to Section 7.3(c), (i) the Galera Board shall recommend that the holders of Galera Common Stock approve the Galera Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 7.3(a) above, (ii) in the event that the Annual Meeting Galera Stockholder Vote is not obtained, then the proxy statement filed in accordance with Section 7.14(b) shall include a statement to the effect that the Galera Board recommends that Galera’s stockholders vote to approve the Galera Stockholder Matters (the recommendation of the Galera Board being referred to as the “Galera Board Recommendation”) and (iii) the Galera Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Galera Board shall not publicly propose to withhold, amend, withdraw or modify the Galera Board Recommendation) in a manner adverse to Obsidian, and no resolution by the Galera Board or any committee thereof to withdraw or modify the Galera Board Recommendation in a manner adverse to Obsidian or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Galera Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.3(b), and subject to compliance with Section 6.5 and Section 7.3, at any time prior to the approval of the Galera Stockholder Matters by the Required Galera Stockholder Approval, (i) if Galera receives a bona fide, unsolicited, written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Galera meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Galera that occurs or arises after the date of this Agreement (a “Galera Intervening Event”), the Galera Board may make a Galera Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Galera Board determines in good faith, after consulting with outside legal counsel and reasonably considering all relevant factors, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Galera has, and has caused its financial advisors and outside legal counsel to, during the Galera Notice Period, negotiate with Obsidian in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Obsidian desires to negotiate) and (3) if after Obsidian shall have delivered to Galera an irrevocable written offer to alter the terms or conditions of this Agreement during the Galera Notice Period, the Galera Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Galera Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Obsidian receives written notice from Galera confirming that the Galera Board has determined to change its recommendation at least four (4) Business Days in advance of the Galera Board Adverse Recommendation Change (the “Galera Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Galera Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Galera Notice Period, Obsidian shall be entitled to deliver to Galera one or more counterproposals to such Acquisition Proposal and Galera will, and cause its Representatives to, negotiate with Obsidian in good faith (to the extent Obsidian desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Galera’s stockholders would receive as a result of such potential Superior Offer), Galera shall be required to provide Obsidian with notice of such material amendment and the Galera Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Galera Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.3(c) and the Galera Board shall not make a Galera Board Adverse Recommendation Change prior to the end of such Galera Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Galera Intervening Event, Galera promptly notifies Obsidian, in writing, within the Galera Notice Period before making a Galera Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Galera Intervening Event and that the Galera Board intends to make a Galera Board Adverse Recommendation Change.

(d) Unless this Agreement is validly terminated pursuant to Section 10.1(j) or the Organizational Documents of Galera have not been amended to provide the Galera stockholders with a right to act by written consent due to an adverse outcome in the Annual Meeting Galera Stockholder Vote, Galera’s obligation to obtain from the Specified Stockholders the duly executed Galera Stockholder Written Consent in accordance with Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Galera Board Recommendation or any Galera Board Adverse Recommendation Change.

(e) Nothing contained in this Agreement shall prohibit Galera or the Galera Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Galera or the Galera Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Galera is unable to take a position with respect to the bidder’s tender offer unless the Galera Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

7.4 Efforts; Regulatory Approvals; Transaction Litigation.

(a) The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Contemplated Transactions.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, within five (5) Business Days after the date of this Agreement, all applications, notices, reports and other documents (if any) required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Authority.

(c) Without limiting the generality of the foregoing, Galera or Obsidian, as applicable (hereinafter, the “Transaction Litigation Party”), shall give the other Party prompt (but not later than within two (2) Business Days) written notice of any “demand letter,” investigation by a Governmental Authority, or any Legal Proceeding initiated, or threatened in writing against the Transaction Litigation Party and/or its directors or officers relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) (including by providing copies of all pleadings or correspondence with respect thereto) and keep the other Party reasonably informed with respect to the status thereof. The Transaction Litigation Party shall, on behalf of the Parties hereto, control and lead all communications and strategy relating to any Transaction Litigation. The Transaction Litigation Party will (i) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the other Party’s advice with respect to such Transaction Litigation and (iv) not settle or consent or agree to settle or compromise any Transaction Litigation without the other Party’s prior written consent and no such settlement shall (A) impose any liability or obligation on Obsidian, Galera or Parent, (B) affect the consideration or timing of the Closing, or (C) include any admission of wrongdoing by Obsidian, Galera or Parent, in each case without the such Party’s prior written consent. Without otherwise limiting the rights of current or former directors and officers of the Transaction Litigation Party with regard to the right to counsel, following the Galera Effective Time, current or former directors and officers of the Transaction Litigation Party with rights to indemnification as described in Section 7.6 shall be entitled to retain a single counsel, selected by such indemnified parties, to represent them in connection with the defense of any Transaction Litigation as it relates to such directors and officers.

7.5 Disclosures. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Obsidian and Galera may make any statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Obsidian and Galera in compliance with this Section 7.5. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 7.3(d) or with an Acquisition Proposal, or Galera Board Adverse Recommendation Change with respect to Galera only pursuant to Section 7.3(e).

7.6 Indemnification of Officers and Directors.

(a) From the Galera Effective Time through the sixth anniversary of the date on which the Galera Effective Time occurs, each of Parent, the Obsidian Merger Surviving Corporation, and the Galera Merger Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Galera Effective Time, a director or officer of Galera or Obsidian, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Galera or of Obsidian, whether asserted or claimed prior to, at or after the Galera Effective Time, in each case, to the fullest extent permitted under Delaware Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent, the Obsidian Merger Surviving Corporation, and the Galera Merger Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to each of Parent, the Obsidian Merger Surviving Corporation, and the Galera Merger Surviving Corporation, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. No other form of undertaking shall be required. All rights to indemnification, exculpation and advancement of expenses or other protection in respect of any claim asserted or made, and for which a D&O Indemnified Party delivers a written notice to Parent prior to the sixth (6th) anniversary of the Galera Effective Time asserting a claim for such protections pursuant to this Section 7.6, shall continue until the final disposition of such claim.

(b) The provisions of Galera Merger Surviving Corporation’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Galera that are presently set forth in Galera’s Organizational Documents shall not be amended, modified or repealed for a period of six years from the Galera Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Galera Effective Time, were officers or directors of Galera, unless such modification is required by applicable Law. The Galera Merger Surviving Corporation’s Organizational Documents shall contain, and Galera shall cause the certificate of incorporation of the Galera Merger Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in Galera’s Organizational Documents.

(c) From and after the Galera Effective Time, (i) the Obsidian Merger Surviving Corporation shall fulfill and honor in all respects the obligations of Obsidian to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Obsidian’s Organizational Documents and pursuant to any indemnification agreements between Obsidian and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Obsidian Effective Time and (ii) the Galera Merger Surviving Corporation shall fulfill and honor in all respects the obligations of Galera to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Galera’s Organizational Documents and pursuant to any indemnification agreements between Galera and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Galera Effective Time.

(d) From and after the Galera Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Galera. In addition, Galera shall purchase, prior to the Galera Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of directors’ and officers’ liability coverage of Galera’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Galera Effective Time with respect to any claim related to any period of time at or prior to the Galera Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Galera’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Galera by reason of him or her serving in such capacity that existed or occurred at or prior to the Galera Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Galera’s initial public offering of shares of Galera Common Stock).

(e) From and after the Galera Effective Time, Galera shall pay all expenses, including reasonable and documented attorneys’ fees, that are incurred by the persons referred to in this Section 7.6 in connection with their enforcement of the rights provided to such persons in this Section 7.6.

(f) The provisions of this Section 7.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Galera and Obsidian by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent, the Galera Merger Surviving Corporation or the Obsidian Merger Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Galera Merger Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.6. Parent shall cause the Galera Merger Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.6.

7.7 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Galera. The Person required by applicable law shall timely file any Tax Return or other document with respect to such Transfer Taxes.

(b) At the Closing, Obsidian shall deliver to Galera a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Galera; provided, however, that Galera’s only remedy for Obsidian’s failure to provide such form or certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and Obsidian’s failure to provide any such form or certificate will not be deemed to be a failure of the conditions set forth in Section 7.7 to have been met.

(c) The parties intend that, for United States federal income tax purposes, the Mergers will qualify for the Intended Tax Treatment and the Parties agree not to take any action (or fail to take any action) inconsistent with the Intended Tax Treatment. The Mergers shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as qualifying for the Intended Tax Treatment, including in the event the SEC requests or requires an opinion with respect to any discussion in a registration statement of the United States federal income Tax consequences of the Mergers to the stockholders of either Obsidian or Galera. If such an opinion is requested or required by the SEC, it shall be provided by the tax advisor of the party receiving the request and shall be provided solely with respect to the consequences for that party’s stockholders. Each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion.

7.8 Listing. From the date hereof until the Galera Effective Time and the Obsidian Effective Time, Galera shall maintain its existing listing on the OTCQB Market until the Galera Effective Time. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law, the Parties shall prepare and Obsidian shall file with Nasdaq a listing application (the “Nasdaq Listing Application”) for the listing of shares of Parent Common Stock on Nasdaq and shall use commercially reasonable efforts to cause the listing of shares of Parent Common Stock is authorized for listing on Nasdaq prior to the Obsidian Effective

Time, subject to official notice of issuance. Each Party and its Subsidiaries shall prepare and furnish all information (including any required financial statements) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Nasdaq Listing Application, provided that no Party shall use any such information for any other purpose without the prior written consent of the providing Party (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of applicable Law or other applicable securities Laws. Each of Parent and Galera authorizes Obsidian to utilize in the Nasdaq Listing Application and in all such filed materials the information concerning Parent and its Subsidiaries and Galera and its Subsidiaries furnished by each of Parent and Galera, respectively. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties not filing the Nasdaq Listing Application will cooperate with the Obsidian as reasonably requested by Obsidian with respect to the Nasdaq Listing Application and promptly furnish to such Party all information concerning itself, its members and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.8.

7.9 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Mergers by equityholders of Galera who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

7.10 Officers and Directors.

(a) Directors and Officers of Parent.

(i) Parent shall cause, effective as of the Obsidian Effective Time, the Parent Board to consist of six individuals selected by the Obsidian Board as set forth on Section 7.10(a)(i) of the Obsidian Disclosure Schedule.

(ii) Parent shall cause the directors and officers of Parent listed on Section 7.10(a)(ii) of the Obsidian Disclosure Schedule to sign written resignations in forms reasonably satisfactory to Obsidian, dated on or before the Closing Date and effective as of the Obsidian Effective Time.

(iii) Immediately following the Obsidian Effective Time, Parent shall take all necessary action to appoint the officers of Obsidian to become the equivalent officers of Parent until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) Directors and Officers of the Galera Merger Surviving Corporation.

(i) The Parties shall take all actions necessary (A) so that from and after the Galera Effective Time, the Galera Merger Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 7.10(b) of the Obsidian Disclosure Schedule and (B) to secure the resignations of the existing members of the board of directors of the Galera Merger Surviving Corporation.

(ii) The Parties shall take all actions necessary so that the officers of Obsidian immediately prior to the Galera Effective Time shall, from and after the Galera Effective Time, be the officers of the Galera Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c) Directors and Officers of the Obsidian Merger Surviving Corporation.

(i) The Parties shall take all actions necessary (A) so that from and after the Obsidian Effective Time, the Obsidian Merger Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 7.10(c) of the Obsidian Disclosure Schedule and (B) to secure the resignations of the existing members of the board of directors of the Obsidian Merger Surviving Corporation.

(ii) The Parties shall take all actions necessary so that the officers of Obsidian immediately prior to the Obsidian Effective Time shall, from and after the Obsidian Effective Time, be the officers of the Obsidian Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

7.11 Termination of Certain Agreements and Rights. Obsidian shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Obsidian and any holders of Obsidian Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights to be terminated immediately prior to the Obsidian Effective Time, without any liability being imposed on the part of Obsidian or the Obsidian Merger Surviving Corporation.

7.12 Section 16 Matters. Prior to the Galera Effective Time, Galera shall take all such steps as may be required to cause any acquisitions of Galera Common Stock and Galera Options in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Galera, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Allocation Certificate. Obsidian will prepare and deliver to Parent and Galera at least two (2) Business Days prior to the Closing Date a certificate signed by an executive officer of Obsidian in a form reasonably acceptable to Galera setting forth (as of immediately prior to the Obsidian Effective Time) (a) each holder of Obsidian Capital Stock, (b) such holder’s name and address, (c) the number and type of Obsidian Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Obsidian Capital Stock held by such holder as of immediately prior to the Obsidian Effective Time (the “Allocation Certificate”). For the avoidance of doubt, the Allocation Certificate shall be prepared in good faith, in accordance with the Organizational Documents of Obsidian and contracts applicable to Obsidian Capital Stock, Obsidian Options and the PacWest Warrant, and shall show each holder’s percentage ownership interest in Obsidian on a fully diluted basis.

7.14 Galera Organizational Documents.

(a) Galera will use its reasonable best efforts to solicit and obtain the Annual Meeting Galera Stockholder Vote and to seek approval from its stockholders to amend its Organizational Documents and to effect amendments to its Organizational in order to permit stockholder action by written consent prior to the Galera Effective Time.

(b) In the event that Galera does not obtain the Annual Meeting Galera Stockholder Vote, Galera shall use its reasonable best efforts to call, give notice of and hold a meeting of the holders of Galera Common Stock (the “Galera Stockholder Meeting”) to present one or more proposals to the stockholders in order to obtain the Required Galera Stockholder Approval and shall file the preliminary proxy statement in connection with the Galera Stockholder Meeting as promptly as reasonably practicable under applicable securities Law, but in any event within seven (7) Business Days of not obtaining the Annual Meeting Galera Stockholder Vote. The Galera Stockholder Meeting shall be held as promptly as practicable under applicable securities Law after the Galera Information Statement is first mailed to the stockholders of Galera and in any event no later than forty-five (45) calendar days after the date on which the Galera Information Statement is first mailed to the stockholders of Galera. Galera shall take reasonable measures to ensure that all proxies solicited in connection with the Galera Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Galera Stockholder Meeting, or a date preceding the date on which the Galera Stockholder Meeting is scheduled, Galera reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Galera Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Galera Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Galera Stockholder Meeting, Galera may postpone or adjourn, or make one or more successive postponements or adjournments of, the Galera Stockholder Meeting as long as the date of the Galera Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(c) Galera agrees that the Galera Board shall recommend that the holders of Galera Common Stock vote to approve the Galera Stockholder Matters and shall solicit such approval within the timeframe set forth in Section 7.14(b) above and the proxy statement shall include the Galera Board Recommendation.

7.15 Obligations of Merger Subs. Parent will take all action necessary to cause each of Galera Merger Sub and Obsidian Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

7.16 Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of Obsidian, the Obsidian Board, Galera and the Galera Board, as applicable, shall grant such approvals and take such actions as are necessary, to the extent permitted by Law, so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

7.17 Parent Equity Plans.

(a) Prior to the Galera Effective Time, Parent will use commercially reasonable efforts to cause the Parent Board to adopt the 2026 Equity Incentive Plan, subject to the Closing and effective as of the Galera Effective Time, and will include provisions in the Registration Statement for the stockholders of Parent to approve the 2026 Equity Incentive Plan. Subject to the approval of the 2026 Equity Incentive Plan by the stockholders of Parent prior to the Galera Effective Time, Parent shall file with the SEC, promptly after the Galera Effective Time and at Galera’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2026 Equity Incentive Plan.

(b) Prior to the Galera Effective Time, Parent will use commercially reasonable efforts to cause the Parent Board to adopt the 2026 ESPP, subject to the Closing and effective as of the Galera Effective Time, and will include provisions in the Registration Statement for the stockholders of Parent to approve the 2026 ESPP. Subject to the approval of the 2026 ESPP by the stockholders of Parent prior to the Galera Effective Time, Parent shall file with the SEC, promptly after the Galera Effective Time and at Galera’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2026 ESPP.

(c) For the avoidance of doubt, approval of the 2026 Plans by the stockholders of Parent shall not be a condition to Closing.

7.18 Galera 401(k) Plan. Unless otherwise requested by Obsidian in writing at least ten (10) business days prior to the Closing Date, the Galera Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Galera Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Galera 401(k) Plan”). If Galera is required to terminate any Galera 401(k) Plan, then Galera shall provide to Obsidian prior to the Closing Date written evidence of the adoption by the Galera Board of resolutions authorizing the termination of such Galera 401(k) Plan (the form and substance of which shall be subject to the reasonable prior review and approval of Obsidian).

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(b) Galera shall have obtained the Required Galera Stockholder Approval, and Obsidian shall have obtained the Required Obsidian Stockholder Approval.

(c) The approval of the listing of shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Mergers pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(d) The Securities Purchase Agreement shall be in full force and effect and not subject to any termination, rescission or material adverse modification, and all conditions to the funding thereunder shall have been satisfied or waived (other than those to be satisfied at Closing) and cash proceeds of not less than the Concurrent PIPE Financing shall have been received by Galera, or will be received by Galera substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to such Registration Statement that has not been withdrawn.

8.2 Conditions Precedent to Obligations of Obsidian. The obligations of Obsidian to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Obsidian, at or prior to the Closing, of each of the following conditions:

(a) Each of the Galera Fundamental Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Galera Capitalization Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true, complete and correct on and as of immediately prior to the Galera Effective Time with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) representations and warranties contingent on stockholder approval (such as with respect to the Galera Authorized Common Stock Increase) shall not be deemed inaccurate to the extent such stockholder approval was not received. The representations and warranties of Galera contained in this Agreement (other than the Galera Fundamental Representations and the Galera Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Galera Material Adverse Effect (without giving effect to any references therein to any Galera Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Galera Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Galera, Parent, Obsidian Merger Sub and Galera Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Galera Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) The existing shares of Galera Common Stock shall have been continually listed on the OTCQB Market as of and from the date of this Agreement through the Closing Date.

(e) Galera shall have delivered to Obsidian a certificate (the “Galera Closing Certificate”), dated the Closing Date and signed by an executive officer of Galera, certifying to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

(f) All conditions to the Galera Merger shall have been satisfied or waived (other than those to be satisfied at Closing) and the Galera Certificate of Merger shall have been filed by Parent, or will be filed by Parent substantially simultaneously with the Obsidian Certificate of Merger.

8.3 Conditions Precedent to Obligations of Galera, Parent, Obsidian Merger Sub and Galera Merger Sub. The obligations of Galera, Parent, Obsidian Merger Sub and Galera Merger Sub to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Galera, Obsidian Merger Sub and Galera Merger Sub, at or prior to the Closing, of each of the following conditions:

(a) Each of the Obsidian Fundamental Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Obsidian Capitalization Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true and correct on and as of immediately prior to the Obsidian Effective Time with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Obsidian contained in this Agreement (other than the Obsidian Fundamental Representations and the Obsidian Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have an Obsidian Material Adverse Effect (without giving effect to any references therein to any Obsidian Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Obsidian Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Obsidian shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) An Obsidian Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) Obsidian shall have delivered to Galera a certificate (the “Obsidian Closing Certificate”), dated the Closing Date and signed by an executive officer of Obsidian, certifying to the effect that (i) the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied and (ii) the information set forth in the Allocation Certificate delivered by Obsidian in accordance with Section 7.13 is true and accurate in all respects as of the Closing Date.

(e) The Obsidian Lock-Up Agreements will continue to be in full force and effect as of immediately following the Obsidian Effective Time.

(f) All conditions to the Obsidian Merger shall have been satisfied or waived (other than those to be satisfied at Closing) and the Obsidian Certificate of Merger shall have been filed by Parent, or will be filed by Parent substantially simultaneously with the Galera Certificate of Merger.

8.4 Frustration of Closing Conditions. Galera may not rely on the failure of any conditions set forth in Sections 8.1 or 8.3 to be satisfied if the primary cause of such failure was the failure of Galera to perform any of its obligations under this Agreement. Obsidian may not rely on the failure of any conditions set forth in Sections 8.1 or 8.2 to be satisfied if the primary cause of such failure was the failure of Obsidian to perform any of its obligations under this Agreement.

ARTICLE IX

CLOSING DELIVERIES

9.1 Closing Deliveries of Obsidian. The obligations of Galera, Parent, Obsidian Merger Sub and Galera Merger Sub to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to Galera receiving the following documents, each of which shall be in full force and effect, or the written waiver by Galera of delivery:

(a) the Obsidian Stockholder Written Consents;

(b) the Allocation Certificate; and

(c) the Obsidian Closing Certificate.

9.2 Closing Deliveries of Galera. The obligations of Obsidian to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to Obsidian receiving the following documents, each of which shall be in full force and effect, or the written waiver by Obsidian of delivery:

(a) the Galera Net Cash Schedule;

(b) the Galera Closing Certificate;

(c) subject to Section (h), the executed CVR Agreement; and

(d) written resignations in forms satisfactory to Obsidian, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Galera who are not to continue as officers or directors of Galera pursuant to Section 7.10 hereof.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated, and the Mergers and the Contemplated Transactions may be abandoned at any time prior to the Closing Date, whether before or (subject to the terms hereof) after approval of the Galera Stockholder Matters by Galera’s stockholders, unless otherwise specified below:

(a) by mutual written consent of Galera and Obsidian;

(b) by either Galera and Obsidian if the Mergers shall not have been consummated by August 14, 2026 (subject to possible extension as provided in this Section 10.1(b), the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Galera or Obsidian if such Party’s action or failure to act has been a principal cause of the failure of the Mergers to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is twenty-five (25) days prior to the Outside Date, then either Galera or Obsidian shall be entitled to extend the Outside Date for an additional ninety (90) days;

(c) by either Galera and Obsidian if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Galera if the Required Obsidian Stockholder Approval shall not have been obtained and evidence thereof delivered to Galera within fifteen (15) days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Obsidian Stockholder Approval has been obtained, Galera may not terminate this Agreement pursuant to this Section 10.1(d);

(e) by Obsidian if the Required Galera Stockholder Approval shall not have been obtained and evidence thereof delivered to Obsidian within fifteen (15) days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Galera Stockholder Approval has been obtained, Obsidian may not terminate this Agreement pursuant to this Section 10.1(e); provided, further, however that in the event that the Annual Meeting Galera Stockholder Vote is not obtained, then Obsidian may not terminate this Agreement pursuant to this Section 10.1(e) until such time that the Required Galera Stockholder Approval is not obtained at a special meeting of holders of Galera Common Stock held to seek the Required Galera Stockholder Approval in accordance with Section 7.14;

(f) by Obsidian (at any time prior to the approval of the Galera Stockholder Matters by the Required Galera Stockholder Approval) if a Galera Triggering Event shall have occurred;

(g) by Galera (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Obsidian Stockholder Approval) if (i) an Obsidian Triggering Event shall have occurred or (ii) the Obsidian Board or any committee thereof shall have made an Obsidian Board Adverse Recommendation Change;

(h) by Obsidian, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Galera, Parent, Obsidian Merger Sub or Galera Merger Sub or if any representation or warranty of Galera shall have become inaccurate such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Obsidian is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Galera’s representations and warranties or breach by Galera, Parent, Obsidian Merger Sub or Galera Merger Sub is curable by Galera, Parent, Obsidian Merger Sub or Galera Merger Sub, as applicable, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Obsidian to Galera of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Galera, Parent, Obsidian Merger Sub or Galera Merger Sub is cured prior to such termination becoming effective);

(i) by Galera, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Obsidian, or if any representation or warranty of Obsidian shall have become inaccurate, in either case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that none of Galera, Parent, Obsidian Merger Sub or Galera Merger Sub is then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Obsidian’s representations and warranties or breach by Obsidian is curable by Obsidian, then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Galera to Obsidian of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by Obsidian is cured prior to such termination becoming effective);

(j) by Galera (at any time prior to obtaining the Required Galera Stockholder Approval) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(j), concurrently with Galera’s entering into a definitive agreement for a Superior Offer (a “Permitted Alternative Agreement”); provided, however, that Galera shall not enter into any Permitted Alternative Agreement unless: (i) Obsidian shall have received written notice from Galera of Galera’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Galera shall have complied with its obligations under Section 6.5 and Section 7.3 (including with respect to delivery of all required written notices), and (iii) the Galera Board shall have determined in good faith, after consultation with its outside legal counsel and reasonable consideration of relevant factors, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law;

(k) by Obsidian (at any time prior to obtaining the Required Obsidian Stockholder Approval) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(k), concurrently with Obsidian’s entering into a Permitted Alternative Agreement and after having paid to Galera the Obsidian Termination Fee pursuant to Section 10.3(f); provided, however, that Obsidian shall not enter into any Permitted Alternative Agreement unless: (i) Galera shall have received written notice from Obsidian of Obsidian’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Obsidian shall have complied with its obligations under Section 6.5 and Section 7.2 (including with respect to delivery of all required written notices), and (iii) the Obsidian Board shall have determined in good faith and reasonable consideration of relevant factors, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; or

(l) by Obsidian, if the approval of the listing of shares of Parent Common Stock on Nasdaq shall (i) have been denied by Nasdaq or (ii) not have been obtained and the Obsidian Board has determined, in good faith and after consultation with its outside counsel, that such approval is not reasonably likely to be obtained; provided, however, that the right to terminate this Agreement under this Section 10.1(k) shall not be available to Obsidian if Obsidian’s action or failure to act has been a principal cause of the failure of such approval being obtained and such action or failure to act constitutes a material breach of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Article XI shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, however, that Galera and Obsidian shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of any filings with the SEC, including without limitation the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto, and paid to a financial printer or the SEC with respect to filing and registration fees.

(b) If this Agreement is terminated by Galera pursuant to Section 10.1(i), Section 10.1(d) or clause (ii) of Section 10.1(g) or by Obsidian pursuant to Section 10.1(k), then Obsidian shall, within two (2) Business Days of delivering notice of termination in accordance therewith, pay Galera a non-refundable fee in an amount equal to $1,000,000, plus up to $250,000 in reasonable and documented out-of-pocket third party expenses incurred by Galera in connection with the Contemplated Transactions (the “Obsidian Termination Fee”) by wire transfer of immediately available funds to an account designated by Galera. The Obsidian Termination Fee is non-refundable and shall not be credited against any other payment.

(c) If this Agreement is terminated by Obsidian pursuant to Section 10.1(h) or by Galera pursuant to 10.1(j), then then Galera shall, within two (2) Business Days of delivering notice of termination in accordance therewith, pay Obsidian a non-refundable fee in an amount equal to $500,000, plus up to $250,000 in reasonable and documented out-of-pocket third party expenses incurred by Obsidian in connection with the Contemplated Transactions (the “Galera Termination Fee” and, together with the Obsidian Termination Fee, the “Termination Fees”) by wire transfer of immediately available funds to an account designated by Obsidian. The Galera Termination Fee is non-refundable and shall not be credited against any other payment.

(d) If either Party fails to pay when due the Termination Fee owed by it under this Section 10.3, then (i) such Party shall further reimburse the other Party for any additional reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 10.3 and (ii) the defaulting Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” at large United States money center banks (as published in the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) The Parties agree that, subject to Section 10.2, the payment of the Termination Fee set forth in this Section 10.3 shall be the sole and exclusive remedy of a Party following a termination of this Agreement by the other Party, it being understood that in no event shall the Party required to pay the individual fees or damages payable pursuant to this Section 10.3 be required to pay on more than one occasion. Subject to Section 10.2, following the termination of this Agreement under the circumstances described in this Section 10.3 and the payment of the fees set forth in this Section 10.3, (i) each Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the terminating Party or obtain any recovery, judgment or damages of any kind against the terminating Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of the terminating Party) in connection with or arising out of this Agreement or the termination thereof or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against the terminating Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by the such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated.

(f) Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (ii) the Obsidian Termination Fee represents a good faith, fair estimate of the damages that Galera and its Affiliates would suffer upon termination of the Agreement, (iii) the Galera Termination Fee represents a good faith, fair estimate of the damages that Obsidian and its Affiliates would suffer upon termination of the Agreement, (iv) without these agreements, the Parties would not enter into this Agreement and (v) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages which shall not require Galera or Obsidian or any other Person to prove actual damages.

ARTICLE XI

GENERAL PROVISIONS

11.1 Non-Survival of Representations and Warranties. The representations and warranties of Parent, Obsidian, Obsidian Merger Sub, Galera and Galera Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Galera Effective Time, and only the covenants that by their terms survive the Galera Effective Time and this Article XI shall survive the Galera Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective Obsidian Board, the Galera Board, and the boards of directors of Parent, Obsidian Merger Sub, and Galera Merger Sub at any time (whether before or after obtaining the Required Obsidian Stockholder Approval and the Required Galera Stockholder Approval); provided, however, that after any such approval of this Agreement by a Party’s stockholders or members (including the

Required Obsidian Stockholder Approval and the Required Galera Stockholder Approval), no amendment shall be made which by Law requires further approval of such stockholders or members without the further approval of such stockholders or members. Prior to the Closing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of Obsidian, Parent, Obsidian Merger Sub, Galera and Galera Merger Sub.

11.3 Waiver.

(a) Any provision hereof applicable to a Party may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Galera, Parent, Obsidian Merger Sub or Galera Merger Sub:

Galera Therapeutics, Inc.

101 Lindenwood Drive, Suite 225

Malvern, Pennsylvania 19355

Attention: Mel Sorensen; Joel Sussman

Email: msorensen@galeratx.com; jsussman@galeratx.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Asher Rubin; John Butler

Email: arubin@sidley.com; john.butler@sidley.com

if to Obsidian:

Obsidian Therapeutics, Inc.

1030 Massachusetts Avenue

Cambridge, MA 02138

Attention: Chief Financial Officer

Email: jfeder@obsidiantx.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: William Collins; Gabriela Morales-Rivera; Tevia K. Pollard

Email: WCollins@goodwinlaw.com; GMoralesRivera@goodwinlaw.com;

TPollard@goodwinlaw.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 7.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

OBSIDIAN THERAPEUTICS, INC.

By:	/s/ Madan Jagasia
Name:	Madan Jagasia, M.D., M.S.
Title:	Chief Executive Officer, Director

GALERA THERAPEUTICS, INC.

By:	/s/ J. Mel Sorensen
Name:	J. Mel Sorensen, M.D.
Title:	President and Chief Executive Officer

GAZELLE PARENT, INC.

By:	/s/ J. Mel Sorensen
Name:	J. Mel Sorensen, M.D.
Title:	President

OBSIDIAN MERGERSUB, INC.

By:	/s/ J. Mel Sorensen
Name:	J. Mel Sorensen, M.D.
Title:	President

GALERA MERGER SUBSIDIARY, INC.

By:	/s/ J. Mel Sorensen
Name:	J. Mel Sorensen, M.D.
Title:	President

Exhibit A

Form of Galera Stockholder Support Agreement

Exhibit B

Form of Obsidian Stockholder Support Agreement

Exhibit C

Form of Obsidian Lock-Up Agreement

Exhibit D

Form of Obsidian Stockholder Written Consent

Exhibit E

Form of Galera Stockholder Written Consent

Exhibit F

Form of Securities Purchase Agreement

Exhibit G

CVR Agreement